                                                                 EXHIBIT 10.7



                             PURCHASE AGREEMENT

                               by and between

                      ENGINEERED SUPPORT SYSTEMS, INC.,

                                   Buyer,

                         SPACELINK INTERNATIONAL LLC

                                the Company,

                                     and

                      SPACELINK INTERNATIONAL LTD. AND
                             SATCOMSOLUTIONS LLC

                                  Sellers,

                           Dated: December 9, 2004

           RELATING TO THE SALE OF ALL OF THE MEMBERSHIP INTERESTS

                                     OF

                         SPACELINK INTERNATIONAL LLC



                              TABLE OF CONTENTS
                              -----------------

ARTICLE I.  DEFINITIONS......................................................1
         1.1.     Affiliate..................................................1
         1.2.     Bank Liens.................................................1
         1.3      Bank Loans.................................................1
         1.4.     Bank Obligations...........................................1
         1.5.     Bid........................................................2
         1.6.     Code.......................................................2
         1.7.     Commercial Software........................................2
         1.8.     Earn Out...................................................2
         1.9.     EBITDA.....................................................2
         1.10.    Employee Bonus Obligations.................................2
         1.11.    Environmental Law..........................................2
         1.12.    ERISA......................................................2
         1.13.    Government.................................................3
         1.14.    Government Contract........................................3
         1.15.    HSR........................................................3
         1.16.    Income Taxes...............................................3
         1.17.    Intellectual Property......................................3
         1.18.    Knowledge..................................................3
         1.19.    Law........................................................3
         1.20.    Lien.......................................................3
         1.21.    Maximum Earn Out Amount....................................4
         1.22.    Net Working Capital........................................4
         1.23.    Party and Parties..........................................4
         1.24.    Person.....................................................4
         1.25.    Plans......................................................4
         1.26.    Repurchase Agreement.......................................4
         1.27.    Tax Return.................................................4
         1.28.    Taxes......................................................5
         1.29.    U.S. Government............................................5
         1.30.    Other Defined Terms........................................5

ARTICLE II.  PURCHASE AND SALE...............................................6
         2.1.     The Interests..............................................6
         2.2.     Purchase Price; Manner of Payment; Funding of Company
                  Obligations................................................6
         2.3.     Closing....................................................9
         2.4.     Deliveries of the Company and Sellers at Closing...........9
         2.5.     Deliveries of Buyer at Closing.............................9
         2.6.     Closing Balance Sheet......................................9
         2.7.     Adjustment to Purchase Price..............................10
         2.8.     Ordinary Income Tax Price Increase........................11
         2.9.     Excluded Assets; Excluded Liabilities.....................12
         2.10.    The Business..............................................13

                                     i


ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                  THE SELLERS...............................................13
         3.1.     Authorization; Ownership of Interests.....................13
         3.2.     Membership and Related Matters............................13
         3.3.     Company Existence and Qualification.......................14
         3.4.     Financial.................................................14
         3.5.     Property..................................................15
         3.6.     Company Records; Managers and Officers....................16
         3.7.     Taxes.....................................................16
         3.8.     Accounts Receivable.......................................17
         3.9.     Inventories...............................................17
         3.10.    Absence of Certain Changes................................18
         3.11.    No Breach of Law or Governing Document....................19
         3.12.    Litigation................................................19
         3.13.    Environmental Matters.....................................20
         3.14.    Material Contracts........................................20
         3.15.    Government Contracts......................................21
         3.16.    Intellectual Property.....................................24
         3.17.    Labor Matters.............................................25
         3.18.    Employee Benefit Matters..................................26
         3.19.    Product Liability.........................................27
         3.20.    Approvals and Filings.....................................28
         3.21.    Brokers, Finders..........................................28
         3.22.    Certain Unlawful Practices................................28
         3.23.    Bank Accounts.............................................28
         3.24.    Disclosure................................................28
         3.25.    Insurance.................................................29
         3.26.    Entire Business...........................................29
         3.27.    Licenses and Permits......................................29
         3.28.    Back Charges, Rebates, etc................................29
         3.29.    Quote Log.................................................29
         3.30.    Undisclosed Liabilities...................................29
         3.31.    Documents.................................................30
         3.32.    Sellers' Representations and Warranties...................30

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER........................32
         4.1.     Authorization.............................................32
         4.2.     Investment Representation.................................32
         4.3.     Governmental Approvals and Filings........................32
         4.4.     Brokers, Finders..........................................32
         4.5.     No Breach of Law or Governing Document....................32
         4.6.     ESSI Stock................................................33
         4.7.     ESSI Financial Matters....................................33
         4.8.     Disclosure................................................34

                                     ii


ARTICLE V.  CONDITIONS TO BUYER'S OBLIGATIONS...............................34
         5.1.     Representations and Warranties............................34
         5.2.     Performance of Agreement..................................34
         5.3.     Approvals.................................................34
         5.4.     No Adverse Proceeding.....................................34
         5.5.     Certificates..............................................35
         5.6.     Resignations..............................................35
         5.7.     Opinion of Counsel for Sellers and Company................35
         5.8.     Employment Agreements.....................................35
         5.9.     Consulting Agreement......................................35
         5.10.    Non-Compete Agreements....................................35
         5.11.    Certificates of Good Standing.............................35
         5.12.    Satisfaction of Bank Obligations..........................36

ARTICLE VI.  CONDITIONS TO THE COMPANY'S AND SELLERS' OBLIGATIONS...........36
         6.1.     Representations and Warranties............................36
         6.2.     Performance of Agreement..................................36
         6.3.     Approvals.................................................36
         6.4.     No Adverse Proceeding.....................................36
         6.5.     Certificates..............................................37
         6.6      Opinion of Counsel for Buyer..............................37
         6.7.     Certificate of Good Standing..............................37
         6.8.     Employment Agreements.....................................37
         6.9.     Consulting Agreement......................................37

ARTICLE VII.  ADDITIONAL COVENANTS OF THE PARTIES...........................37
         7.1.     Conduct of Business Before Closing........................37
         7.2.     Access to Records.........................................38
         7.3.     HSR Filing................................................39
         7.4.     Exon-Florio Amendment.....................................39
         7.5.     Public Announcements; Confidentiality.....................39
         7.6.     Further Assurances........................................40
         7.7.     Knowledge of Breach; Current Information..................40
         7.8.     Tax Matters...............................................41
         7.9.     Allocation of Purchase Price; Ordinary Income
                  Tax Price Increase Computation............................42
         7.10.    Certain Liabilities; Transfers............................43
         7.11.    Defined Benefit Pension Plan..............................43
         7.12.    Employee Bonuses..........................................43
         7.13.    Collection of Accounts Receivable.........................44

ARTICLE VIII.  INDEMNIFICATION..............................................44
         8.1.     Indemnification by Sellers................................44
         8.2.     Limitations on Liability of Sellers.......................45
         8.3.     Indemnification by Buyer..................................46
         8.4.     Limitations on Liability of Buyer.........................46

                                    iii


         8.5.     Notice of Claim...........................................47
         8.6.     Right to Contest Claims of Third Persons..................47
         8.7.     Exclusive Remedy..........................................48

ARTICLE IX.  MISCELLANEOUS PROVISIONS.......................................48
         9.1.     Termination of the Agreement; Effect of Termination.......48
         9.2.     Notice....................................................49
         9.3.     Entire Agreement..........................................50
         9.4.     Assignment; Binding Agreement.............................50
         9.5.     Counterparts..............................................50
         9.6.     Headings; Interpretation..................................51
         9.7.     Expenses; Transfer and Sales Tax..........................51
         9.8.     Specific Performance......................................51
         9.9.     Governing Law.............................................51
         9.10.    No Third Party Beneficiaries..............................51
         9.11.    Amendments and Waivers....................................51
         9.12.    Survival of Covenants.....................................52
         9.13.    Severability..............................................52

TABLE OF SCHEDULES AND EXHIBITS.............................................55

                                     iv



                             PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 9th day of December, 2004, by and between ENGINEERED SUPPORT SYSTEMS, INC., a Missouri corporation ("Buyer"), SPACELINK INTERNATIONAL LLC, a Delaware limited liability company (the "Company"), and SPACELINK INTERNATIONAL LTD., a Delaware corporation ("Spacelink LTD"), AND SATCOMSOLUTIONS LLC, a Delaware limited liability company ("SatCom;" Spacelink LTD and SatCom hereinafter each individually referred to as a "Seller" and collectively referred to as the "Sellers").

                                  RECITALS

         A. Buyer desires to purchase from Sellers, on the terms and conditions set forth in this Agreement, all of the membership interests of the Company (the "Interests"); and

         B. Sellers desire to sell the Interests to Buyer on the terms and conditions set forth in this Agreement; and

         C.       Certain terms used herein have the meanings given in
Article I.

         NOW, THEREFORE, the Parties agree as follows:

                                 ARTICLE I.

                                 DEFINITIONS
                                 -----------

         The following terms used in this Agreement shall have the meanings given below:

         1.1.     AFFILIATE.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person and for purposes of individuals, Affiliates would include an individual's spouse, ex-spouse, parent, child, sibling (and a sibling's children) and other blood relatives of such individual; provided, however, that the Company shall not be considered to be an Affiliate of Sellers after the Closing Date unless expressly so provided herein.

         1.2.     BANK LIENS.

         "Bank Liens" shall mean the Liens encumbering any of the assets or properties of the Company granted in connection with the Bank Loans.

         1.3      BANK LOANS.

         "Bank Loans" means the $5,000,000 line-of-credit made to the Company by Branch Banking and Trust Company of Virginia.

         1.4.     BANK OBLIGATIONS.

         "Bank Obligations" means any and all amounts outstanding and owing by the Company as of the Closing Date under the Bank Loans.

         1.5.     BID.

         "Bid" means any written offer by the Company in connection with the Business that if accepted would lead to a Government Contract or a Material Contract.

         1.6.     CODE.

         "Code" means the Internal Revenue Code of 1986, as amended.

         1.7.     COMMERCIAL SOFTWARE.

         "Commercial Software" means software generally available for license or sale (off-the-shelf or otherwise) to the public.

         1.8.     EARN OUT.

         "Earn Out" means the contingent portion of the Purchase Price that is payable in accordance with Section 2.2(b)(iii).

         1.9.     EBITDA.

                  "EBITDA" means the Company's earnings before interest and Income Tax expense plus the sum of depreciation and amortization expense (including any write-downs of intangible assets) and any allocations of any costs or expenses of Buyer to the Company, including without limitation, any allocations for home office, general and administrative and overhead expenses. The intent of the Parties is to determine EBITDA on a proforma basis as if the Company had remained a stand-alone company. The Parties recognize that the Buyer may significantly change the Company's operations and structure after the Closing Date, and that it will not be possible to precisely determine EBITDA on a proforma stand-alone basis. The Parties acknowledge that they will work together in good faith to achieve this intent in a fair and equitable manner. Notwithstanding the foregoing, allocations of costs and expenses of Buyer added back to EBITDA shall not include any such allocations that Buyer and the Company mutually agree are similar costs and expenses that the Company would have otherwise incurred.

         1.10.    EMPLOYEE BONUS OBLIGATIONS.

         "Employee Bonus Obligations" means the sum of i) the aggregate amount of the Employee Bonuses, plus ii) the aggregate amount of the employer's share of the FICA, Medicare, unemployment and other employment and/or withholding Taxes incurred by the Company in connection with the payout of the Employee Bonuses (with the computation of same being based on the rates in effect as of the Closing Date).

         1.11.    ENVIRONMENTAL LAW.

         "Environmental Law" means any federal, state, or local statute, rule, ordinance, code, license, permit, plan, regulation or order, as in effect on the date hereof, relating to the protection of the environment or to the regulation of any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, materials, contaminants, pollutants or wastes or any other substances the presence of which requires identification, investigation, regulation or remediation under any applicable federal, state or local statute, regulation or ordinance (including, without limitation, asbestos, PCB's, underground storage tanks and infectious substances).

         1.12.    ERISA.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.13.    GOVERNMENT.

         "Government" means the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof.

         1.14.    GOVERNMENT CONTRACT.

         "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order, or other arrangement of any kind in writing either (a) between Company and any of (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government, or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii) above, or (b) financed by the U.S. Government and subject to the rules and regulations of the U.S. Government concerning procurement involving the Company's products and services and involving payments to or from the Company in excess of $100,000.

         1.15.    HSR.

         "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.16.    INCOME TAXES.

         "Income Taxes" means any foreign, federal, state or local Tax imposed on or measured by net income.

         1.17.    INTELLECTUAL PROPERTY.

         "Intellectual Property" means all of the following (in whatever form or medium) which are owned by or licensed to the Company: (a) patents, trademarks, service marks and copyrights, (b) applications for patents and for registration of trademarks, service marks and copyrights, (c) trade secrets and trade names, and (d) all other items of proprietary know-how or intellectual property.

         1.18.    KNOWLEDGE.

         "Knowledge" means, (i) with respect to an individual, actual knowledge (i.e., the conscious awareness of facts or other information) or belief, without undertaking any investigation, and (ii) with respect to the Company, the actual knowledge of the individuals listed on Schedule 1.18.
                                                           -------------
The words "know", "knowing" and "known" shall be construed accordingly.

         1.19.    LAW.

         "Law" means any applicable statute, law, treaty, convention, ordinance, decree, order, injunction, rule, directive, or regulation of any Government.

         1.20.    LIEN.

         "Lien" means a deed of trust, mortgage, security interest, claim, restriction, charge or other material encumbrance or collateral interest.

         1.21.    MAXIMUM EARN OUT AMOUNT.

         "Maximum Earn Out Amount" means $28,725,000 and is the maximum aggregate amount that the Buyer could be obligated to pay to the Sellers for the Earn Out portion of the Purchase Price.

         1.22.    NET WORKING CAPITAL.

         "Net Working Capital" shall mean the difference between the Company's current assets (exclusive of the Excluded Assets) less current liabilities (exclusive of Excluded Liabilities).

         1.23.    PARTY AND PARTIES.

         "Party" means the Buyer, the Company or the Sellers, as the case may be, and "Parties" means the Buyer, the Company and the Sellers together.

         1.24.    PERSON.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a Government or political subdivision or agency or instrumentality thereof.

         1.25.    PLANS.

         "Plans" means collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, company car, club dues, tuition reimbursement, bonus, retention, or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, sick leave or family leave, holiday, disability, severance pay or any other material employee benefit plan or fringe benefit , including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be subject to the Code, ERISA or any other applicable Law.

         1.26.    REPURCHASE AGREEMENT.

         "Repurchase Agreement" means that certain Agreement on Repurchase of Membership Interests in SpaceLink International, LLC among Flinthill Space Communications Trust, Donna Flora, FHF Holding, L.L.C. and the Company, dated December 31, 2002 and effective as of June 30, 2002.

         1.27.    TAX RETURN.

         "Tax Return" means any report, return, statement, claim for refund, declaration or other information with respect to any Tax required to be filed or actually filed with a Federal, state or other applicable taxing authorities , including any schedule or attachment thereto, and including any amendment thereof.

         1.28.    TAXES.

         "Tax or Taxes" means all Federal, state, local or other taxes or similar Government charges, fees, levies, or assessments, including without limitation income, capital gain, gross receipts, ad valorem, value added, intangible, excise, customs duties, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll and franchise taxes imposed by any Government, and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.

         1.29.    U.S. GOVERNMENT.

         "U.S. Government" means the United States Government and any agencies, instrumentalities and departments thereof.

         1.30.    OTHER DEFINED TERMS.

         In addition to the terms defined in Sections 1.1 through 1.29 hereof, the following is a list of other defined terms used in this Agreement and a reference to the Section in which such term is defined:

         DEFINED TERM                                SECTION IN WHICH DEFINED
         ------------                                ------------------------
         Accountant                                  Section 2.6(a)
         Accounting Principles                       Section 2.6(a)
         Additional Repurchase Payment               Section 2.2(c)
         Arbitrator                                  Section 2.6(b)
         Bankruptcy Laws and
            Equitable Principles                     Section 3.1(a)
         Business                                    Section 2.10
         Buyer                                       Preamble
         Buyer Indemnified Persons                   Section 8.1
         Closing                                     Section 2.3
         Closing Balance Sheet                       Section 2.6(a)
         Closing Date                                Section 2.3
         Closing Payment                             Section 2.2(b)(i)
         Company                                     Preamble
         Company Funded Obligations                  Section 2.2(a)
         Company Owned Intellectual Property         Section 3.16(a)
         Company Plan                                Section 3.18(a)
         Company Projections                         Section 3.4(c)
         Confidentiality Agreement                   Section 7.5(b)
         Consulting Agreement                        Section 5.9
         DB Payout                                   Section 7.11
         Defined Benefit Plan                        Section 7.11
         Earn Out Period                             Section 2.2(b)(iii)(C)
         Employment Agreements                       Section 5.8
         ESSI Stock                                  Section 2.2(b)(ii)
         Excluded Assets                             Section 2.9(a)
         Excluded Liabilities                        Section 2.9(b)
         Exon-Florio Amendment                       Section 4.3

         Financial Statements                        Section 3.4(a)
         First Earn Out Payment                      Section 2.2(b)(iii)(A)
         Indemnified Party                           Section 8.5
         Indemnifying Party                          Section 8.5
         Interests                                   Recitals
         Interim Balance Sheet                       Section 3.4(a)(ii)
         Interim Financial Statements                Section 3.4(a)(ii)
         IR&D                                        Section 3.15(k)
         Material Contracts                          Section 3.14(a)(xii)
         NID(s)                                      Section 7.4
         1933 Act                                    Section 2.2(b)(ii)
         Non-Compete Agreements                      Section 5.10
         Notice of Dispute                           Section 2.6(b)
         OI Indemnity Payment                        Section 2.8(c)(i)
         Operating Agreement Distribution Formula    Section 2.2(b)
         Ordinary Income Tax Price Increase          Section 2.8(a)
         Permitted Liens                             Section 3.5(b)(iv)
         Pre-Closing Tax Period                      Section 7.8(a)
         Purchase Price                              Section 2.2(a)
         Registration Rights Agreement               Section 2.2(b)
         SatCom                                      Preamble
         SEC Filings                                 Section 4.7
         Second Earn Out Payment                     Section 2.2(b)(iii)(B)
         Sellers                                     Preamble
         Spacelink Ltd.                              Preamble
         Sellers Indemnified Persons                 Section 8.3
         Third Person                                Section 8.6
         Third-Person Claim                          Section 8.6
         Threshold                                   Section 8.2(a)



                                 ARTICLE II.

                              PURCHASE AND SALE
                              -----------------

         2.1.     THE INTERESTS.

         On the terms and subject to the conditions set forth in this Agreement, at Closing, Sellers shall sell and deliver the Interests to Buyer and Buyer shall purchase and accept the Interests from Sellers.

         2.2.     PURCHASE PRICE; MANNER OF PAYMENT; FUNDING OF COMPANY
OBLIGATIONS.

         (a) The aggregate purchase price for the Interests ("Purchase Price") shall be an amount equal to the difference between: (i) the sum of
(x) One Hundred Fifty Million Five Hundred Twenty-Five Thousand Dollars ($150,525,000), and (y) the aggregate amount of the Earn Out (if any) that is payable pursuant to Section 2.2(b)(iii) up to the Maximum Earn Out Amount; less (ii) the sum of (x) the amount of the Additional Repurchase Payment that is payable pursuant to Section 2.2(c), and (y) the aggregate amount of the Employee Bonus

Obligations (the sum total of this clause (ii) being hereinafter sometimes collectively referred to as the "Company Funded Obligations"). The Purchase Price is further subject to adjustment as provided in Section 2.7 and 2.8 hereof.

         (b)      The Purchase Price shall be payable in the following manner:

                  (i) That portion of the Purchase Price that equals the difference between One Hundred Thirty-Eight Million Five Hundred Twenty-Five Thousand Dollars ($138,525,000) less the aggregate amount of the Company Funded Obligations (the "Closing Payment") shall be paid at Closing to Sellers in accordance with the payment instructions specified on Schedule
                                                                 --------
2.2(b)(i), which Company and the Sellers each confirm comply with the terms
---------
of the Second Amended and Restated Operating Agreement of Spacelink International, LLC, dated December 30, 2003 and effective January 1, 2003 (the "Operating Agreement Distribution Formula"). The Closing Payment will be payable by wire transfer of immediately available funds pursuant to wiring instructions furnished by Sellers; and

                  (ii) Twelve Million Dollars ($12,000,000) of the Purchase Price shall be payable by the issuance to Sellers in accordance with the Operating Agreement Distribution Formula of 228,292 shares of unregistered Buyer common stock, par value $.01 per share (which number of Shares is based upon the average closing price of a share of such Buyer common stock as reported by the NASDAQ National Market System for the thirty (30) immediately preceding trading days ending on the third (3rd) trading day preceding the date of this Agreement) ("ESSI Stock"). The ESSI Stock will be restricted shares under the Securities Act of 1933, as amended (the "1933 Act"). All certificates for the ESSI Stock shall bear the following or a substantially similar legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAW. NO SALE OR DISTRIBUTION OF THESE SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL OR CERTIFICATE IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAW."

The certificates for the ESSI Stock may also bear any legend required by any applicable state securities or other Law. In addition, the Buyer shall make or cause to be made a notation regarding the restrictions on transfer of the ESSI Stock in the stock transfer records maintained by it or its transfer agent and the ESSI Stock shall be transferred on the books of Buyer or its transfer agent, as applicable, only if transferred or sold pursuant to an effective registration statement or an applicable exemption under the 1933 Act or under any applicable state securities Law covering such shares or such sale. At Closing, Buyer and Sellers will enter into a Registration Rights Agreement in the form of Exhibit G providing Sellers piggyback
                                ---------
registration rights with respect to the ESSI Stock (the "Registration Rights Agreement").

                  (iii) The Earn Out portion of the Purchase Price is earned and payable in the following manner:

                           (A)    To the extent that the product of EBITDA for
the period beginning on February 1, 2005 and ending on January 31, 2006 multiplied by 6.67 exceeds $150,525,000,

Buyer shall pay to the Sellers (or their successors) in cash, in accordance with the Operating Agreement Distribution Formula, the amount of such excess (subject to Clause E, below) on or before April 30, 2006 (the "First Earn Out Payment");

                           (B)    To the extent that the product of EBITDA for
the period commencing February 1, 2006 and ending January 31, 2007 multiplied by 5.71 exceeds the sum of $150,525,000 plus the amount of the First Earn Out Payment, Buyer will pay to the Sellers in cash, in accordance with the Operating Agreement Distribution Formula, the amount of such excess (subject to Clause E, below) on or before April 30, 2007 (the "Second Earn
Out Payment");

                           (C)    Within sixty (60) days following the close of
each period set forth in Sections 2.2(b)(iii)(A) and 2.2(b)(iii)(B) (each an "Earn Out Period"), Buyer shall furnish the Sellers with a calculation in reasonable detail of EBITDA for such Earn Out Period and a calculation of the relevant Earn Out portion of the Purchase Price. The Sellers and their representatives shall have the rights to inspect the Company's and Buyer's books and records relevant to such calculations and determinations during normal business hours and upon reasonable prior notice to the Company and/or Buyer prior to a final resolution of these matters and Buyer shall provide reasonable access to and copies of the relevant financial statements and records of Buyer and the Company for such purposes. Within thirty (30) days of receiving such calculations, the Sellers may dispute such calculations in a written notice to Buyer. In the event that the Sellers shall dispute such calculations, Buyer shall promptly provide payment to the Sellers, in accordance with the Operating Agreement Distribution Formula, of the non-disputed amount on or before the due date(s) therefor and the matter will be submitted to an Arbitrator in accordance with the provisions of
Section 2.2(b)(iii)(D) below, whose determination shall be final and binding. If the Sellers fail to dispute Buyer's calculations within such thirty (30) day period, Buyer's calculations shall be final and binding and may not be further disputed or contested. All amounts due and payable to the Sellers pursuant to this Section 2.2(b)(iii) shall be deemed to be additional consideration for all of the Sellers' Interests;

                           (D)    In the event that the Sellers and Buyer are
unable to agree on a joint determination of EBITDA and the Earn Out portion of the Purchase Price, then within ten (10) days of the dispute asserted by the Sellers pursuant to Section 2.2(b)(iii)(C) above, the disputed amount will be submitted for final binding resolution to an Arbitrator. The parties agree to request that the Arbitrator render its determination prior to the expiration of sixty (60) days after such submission. The costs of such Arbitrator's review shall be borne by the Sellers and Buyer in proportion to their relative success in the determination of the Earn Out portion of the Purchase Price in dispute. For example, if the Sellers claim that the First Earn Out Payment was only $100,000 less than it should have been and the Arbitrator determines that the First Earn Out Payment was $10,000 less than it should have been, then Buyer would bear 10% of the costs of such Arbitrator's review and the Sellers would bear 90% of such costs; and

                           (E)    Notwithstanding anything to the contrary
herein, the aggregate amount of the First Earn Out Payment and the Second Earn Out Payment shall not exceed the Maximum Earn Out Amount.

         (c) At Closing, Buyer will pay or cause to be paid to FHF Holding, L.L.C. the amount of the Additional Contingent Consideration (as that term is defined in the Repurchase Agreement) that is owing to FHF Holding, L.L.C. under the Repurchase Agreement by reason of the transactions contemplated under this Agreement (the "Additional
Repurchase Payment"). At Closing, the Company shall deliver to Buyer a payoff document executed by FHF Holding, L.L.C. that provides wiring instructions for the payment of the Additional Repurchase Payment and also provides for the release of the Company of any further obligations under the Repurchase Agreement contingent only upon its receipt of the Additional Repurchase Payment.

         (d) Buyer will pay or cause the Company to pay, when due in accordance with the provisions of Section 7.12 hereof, the aggregate amount of the Employee Bonuses.

         2.3.     CLOSING.

         The consummation of the transactions contemplated hereby ("Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice PLLC, 8065 Leesburg Pike, Fourth Floor, Vienna, VA 22182, or at such other place as the Parties may mutually agree. The Closing shall occur on February 1, 2005 (the "Closing Date"), or on such other date as may be agreed by the Parties in writing. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

         2.4.     DELIVERIES OF THE COMPANY AND SELLERS AT CLOSING.

         Subject to the conditions to Sellers' obligations in Article VI, at Closing, the Company and Sellers, as applicable, shall deliver or cause to be delivered to Buyer

         (a) all of the certificates evidencing the Interests, each duly endorsed for transfer to Buyer or accompanied by an assignment of interests separate from the certificate duly executed in blank (or if no certificates evidencing the Interests exist, then the Sellers shall deliver assignments of membership interests in form(s) reasonably acceptable to Buyer's counsel), and

         (b) all of the certificates, resignations, agreements, documents and other instruments set forth in Article V hereof.

         2.5.     DELIVERIES OF BUYER AT CLOSING.

         Subject to the conditions to Buyer's obligations in Article V, at Closing, Buyer shall (a) make the payments and deliver the certificates evidencing the ESSI Stock pursuant to Section 2.2(b) hereof, and

         (b) deliver to the Sellers all of the certificates, agreements, documents and other instruments set forth in Article VI hereof.

         2.6.     CLOSING BALANCE SHEET.

         (a) As promptly as practicable following the Closing Date, but in no event later than one hundred twenty (120) days after the Closing Date (although the failure to meet such deadline shall not result in a penalty or loss), Buyer shall cause to be prepared, at Buyer's expense and in good faith, and submit to Sellers an audited balance sheet of the Company as of the opening of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by Cherry, Bekaert & Holland, L.L.P. (the "Accountant") in accordance with generally accepted accounting principles consistent in all respects (including, without limitation, classification and presentation of line items) with past practices, so long as such practices have been in accordance with generally accepted accounting principles (the "Accounting Principles"), provided, that the Closing Balance Sheet shall not include or reflect any impact from the (i) Excluded Assets,
(ii) Excluded Liabilities, (iii) any impact that might otherwise result from the allocation of the Purchase Price under Sections 2.8 and 7.9, (iv) the Defined Benefit Plan, and (v) any related Income Tax effect as a result of any of the foregoing.

         (b) In the event Sellers dispute the Closing Balance Sheet as delivered by Buyer, Sellers shall provide written notice (a "Notice of Dispute") specifying in reasonable detail all points of disagreement with the Closing Balance Sheet to Buyer within thirty (30) days after receipt of the Closing Balance Sheet. If Sellers fail to deliver a Notice of Dispute within such 30-day period, then the Closing Balance Sheet as delivered by Buyer shall be used for purposes of Section 2.7. If Sellers deliver a Notice of Dispute within such 30-day period, Buyer and Sellers shall endeavor in good faith to resolve all specified points of disagreement within thirty
(30) days after Seller's receipt of Buyer's Notice of Dispute. If the dispute is not resolved within such 30-day period, Buyer or the Sellers may refer the dispute for arbitration to a partner in a firm of independent public accountants who employ in excess of one hundred (100) certified public accountants (which firm shall not then have, nor within the past three (3) years have had, any relationship with Buyer or its Affiliates or the Sellers or their Affiliates) as shall be mutually acceptable to Buyer and the Sellers (the "Arbitrator"), as arbitrator to finally determine, as soon as practicable, all points of disagreement with respect to the Closing Balance Sheet. For purposes of such arbitration, each Party shall submit a proposed Closing Balance Sheet to the Arbitrator and to the other Party, accompanied by such additional information explaining such Party's position with respect to the Closing Balance Sheet as it (they) desires to submit. Each Party shall, at the time of such submission, be free to revise positions they have maintained in prior drafts of the Closing Balance Sheet and related discussions, but the Parties shall not be permitted to further modify their proposed Closing Balance Sheet once these are submitted to the Arbitrator. Buyer shall submit any revised Closing Balance Sheet no later than twenty (20) days after such referral. Sellers shall have thirty (30) days after such referral to submit their revised Closing Balance Sheet in response. The Arbitrator shall apply the terms of this Section 2.6, and shall otherwise conduct the arbitration under such procedures as the Parties may agree or, failing such agreement, under the Commercial Arbitration Rules of the American Arbitration Association. The fees and expenses of the arbitration and the Arbitrator incurred in connection with the arbitration of the Closing Balance Sheet shall be allocated between the Parties by the Arbitrator in proportion to the extent either Party did not prevail on the points of disagreement in the Closing Balance Sheet; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2.6, the other Party's outside counsel or accounting fees. All determinations by the Arbitrator shall be final, conclusive and binding with respect to the Closing Balance Sheet and the allocation of arbitration fees and expenses.

         (c) Buyer agrees to cooperate with Sellers in attempting to resolve any points of disagreement referred to in Section 2.6(b), including without limitation, making reasonably available to Sellers to the extent reasonably requested all books, records, work papers and personnel; provided, however, that Sellers will conduct their work in a manner that does not unreasonably interfere with or disrupt the conduct of the Business by the Company after the Closing.

         2.7.     ADJUSTMENT TO PURCHASE PRICE.

         (a) The Purchase Price shall be adjusted upward or downward, dollar for dollar, in the event the Company's Net Working Capital as reflected on the Closing Balance Sheet as finally determined (by agreement or otherwise) in accordance with Section 2.6 is greater than or less than $10,100,000.

         (b) In the event subparagraph (a) of this Section 7 results in a downward adjustment in the Purchase Price, then Sellers shall pay to Buyer the amount of any such Purchase Price downward adjustment, on a dollar for dollar basis, that may be owing to Buyer under this Section 2.7 within five
(5) business days after the amount of the adjustment has been finally determined. In the event subparagraph (a) of this Section 7 results in an upward adjustment in the Purchase Price, then Buyer shall pay to Sellers in accordance with the Operating Agreement Distribution Formula the amount of any such Purchase Price upward adjustment, on a dollar for dollar basis, that may be owing to Sellers under this Section 2.7 within five (5) business days after the amount of the adjustment has been finally determined.

         2.8.     ORDINARY INCOME TAX PRICE INCREASE.

         (a) The Parties intend that the transactions contemplated by this Agreement shall constitute an asset purchase and sale for Income Tax purposes consistent with Internal Revenue Service Revenue Ruling 99-6. As additional consideration for the purchase of the Interests under this Agreement, Buyer shall pay to each of the Sellers such amount as is required to compensate each Seller for any incremental federal, state or local Income Taxes due to the allocation of Purchase Price hereafter described in Section 7.9(b) to the extent such allocation results in ordinary income or short term capital gain rather than long term capital gain to a Seller (the "Ordinary Income Tax Price Increase"). The Parties agree that the amount of any Ordinary Income Tax Price Increase shall be deemed to be an upward adjustment in the amount of the Purchase Price.

         (b) The Ordinary Income Tax Price Increase shall be determined and be paid pursuant to the procedures provided in Section 7.9.

         (c) The Ordinary Income Tax Price Increase shall be equal to the sum of:

                  (i) The differential in Taxes imposed on each Seller (and, if a Seller is a pass-through entity for Tax purposes, on each ultimate owner of such Seller as specified on Schedule 2.8) to the extent
                                              ------------
the allocation of the Purchase Price results in the realization of ordinary income or short term capital gain rather than long-term capital gain (the "OI Indemnity Payment"); and

                  (ii) An additional amount such that the sum of the additional amount and the OI Indemnity Payment, minus the Taxes payable by each Seller (and, if a Seller is a pass-through entity for Tax purposes, by each ultimate owner of such Seller as specified on Schedule 2.8) on the
                                                   ------------
receipt or accrual of such sum, is equal to the OI Indemnity Payment.

         (d) The Ordinary Income Tax Price Increase shall be computed using the following assumptions:

                  (i) Each Seller would have recognized long-term capital gain and no ordinary income or short term capital gain on the sale of its Interests; and

                  (ii) Each Seller would incur Income Tax liability at the highest marginal federal, state and local Income Tax rate applicable to ordinary income, short term capital gain or long-term capital gains, as the case may be (determined in the case of income or gain from the sale of the Interests by reference to the state of residence of each Seller or its individual owner(s), as applicable, as specified on Schedule 2.8) and, in
                                                    ------------
the case of income reportable as income by such Seller or its individual owner(s) in taxing jurisdictions other than its state of residence, at the maximum marginal rate applicable in each state and local taxing jurisdiction to which such income is allocable or apportionable.

         (e) In the event either or both of the Sellers are pass-through entities for Income Tax purposes, then the calculation of the Ordinary
Income Tax Price Increase shall be made in the case of individual natural person owners of such entities on the basis of the Income Tax rates applicable to said individual natural person owners (based on the states of residence of such owners as specified on Schedule 2.8) to the extent of
                                         ------------
their proportionate ownership of such Sellers. In the event that any owner of a pass-through entity Seller is not subject to federal and/or state income taxation, then notwithstanding anything herein to the contrary, no Ordinary Income Tax Price Increase shall be due and owing from Buyer to Seller to the extent of such non-taxable owner's proportionate ownership of either Seller.

         2.9.     EXCLUDED ASSETS; EXCLUDED LIABILITIES.

         (a) Prior to the Closing, pursuant to an assignment and assumption agreement substantially in the form of Exhibit A hereto (the "Assignment and
                                       ---------
Assumption Agreement"), the Sellers shall cause the Company to assign and transfer to the Sellers and the Sellers shall accept the following assets of the Company (the "Excluded Assets"):

                  (i)      all of the assets and properties listed on Schedule
                                                                      --------
2.9(a); and
------
                  (ii) all of the stock or other ownership interests of IntelSat and Tripolus held by the Company.

         (b) Prior to the Closing, pursuant to the Assignment and Assumption Agreement, the Sellers shall cause the Company to assign and transfer to the Sellers, and Sellers shall assume, the following liabilities of the Company (the "Excluded Liabilities"):

                  (i) All liabilities and obligations of the Company relating to the Excluded Assets and such other liabilities and obligations as are listed on Schedule 2.9(b);
                 ---------------

                  (ii) All liabilities of the Company relating to any obligations or liabilities owing to any current or former members of the Company (including any liabilities or obligations of the Company under the Repurchase Agreement except for the payment of the Additional Repurchase Payment as provided in Section 2.2(c) hereof);

                  (iii) All liabilities and obligations of the Company relating to or arising out of its previous ownership or operation of any former subsidiary, investment or business of the Company;

                  (iv) All liabilities and obligations of the Company relating to any indebtedness for borrowed money owing to any lending or financial institution including the Bank Obligations;

                  (v) All liabilities and obligations of the Company owing to any Affiliates of the Company or any of the Sellers; and

                  (vi) All liabilities and obligations of the Company relating to amounts owing for legal services rendered or costs advanced for any period prior to the Closing Date, except for those amounts listed on
Schedule 3.14(d) and such amounts as may be owing for legal services
----------------
rendered or costs advanced between the date hereof and the Closing Date and which were incurred in the ordinary course of business.

         2.10.    THE BUSINESS.

         The "Business" of the Company shall mean, for all purposes of this Agreement, all aspects of the business and operations conducted by the Company as of the date hereof and all related assets and liabilities, other than the Excluded Liabilities and Excluded Assets.

                                ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                ---------------------------------------------

                               AND THE SELLERS
                               ---------------

         The Company hereby makes the representations and warranties set forth in Sections 3.1 through 3.31, and the Sellers, jointly and severally, hereby make the representations and warranties set forth in Section 3.32, to Buyer, each of which is accurate on the date hereof and shall be accurate on and as of the Closing Date:

         3.1.     AUTHORIZATION; OWNERSHIP OF INTERESTS.

         (a) The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and all other agreements herein contemplated to be executed by the Company have been (or will be prior to the Closing) effectively authorized by all necessary action by the Company and its members and managers. This Agreement and all other agreements herein contemplated to be executed by the Company constitute (or upon execution will constitute) valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity) (collectively, "Bankruptcy Laws and Equitable Principles").

         (b) The Sellers are the record (and beneficial) owners of all of the Interests (with the ownership being as reflected on Schedule 3.2), free
                                                        ------------
and clear of all Liens. No person (other than the Sellers) has any power or right of any kind, to dispose of or direct the disposition of the Interests or to vote or direct the voting of the Interests.

         3.2.     MEMBERSHIP AND RELATED MATTERS.

         The Interests constitute the only ownership interests of the Company. Schedule 3.2 sets forth a complete and accurate list of the
         ------------
percentage of Interests owned by each Seller. Except for the Interests and Buyer's rights hereunder,

         (a)      there are outstanding

                  (i) no other securities of the Company (whether of a debt, equity or hybrid nature), and

                  (ii) no rights, warrants or options to acquire, exchange or convert securities of the Company, and

         (b) neither the Sellers nor the Company is subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire the Interests or any other securities of the Company.

         Except as set forth on Schedule 3.2, there are no outstanding or
                                ------------
authorized equity appreciation, phantom equity interest or similar rights with respect to the Company. Except as set forth on Schedule 3.2, there are
                                                    ------------
no agreements, voting trusts, proxies or understandings with respect to the voting, registration or transferability of the Interests or otherwise between or among the Company and any of its members and/or, to the Company's knowledge, between or among any of the Company's members.

         The Company has no subsidiaries and, except as set forth on
Schedule 3.2, does not own, directly or indirectly, any shares of capital
------------
stock or any equity investment or other equity interest in or have any commitment to acquire any such interest in, any other corporation, partnership, limited liability company, association or other business organization or entity.

         3.3.     COMPANY EXISTENCE AND QUALIFICATION.

         The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified as a foreign limited liability company to do business and is in good standing as a foreign limited liability company in each state in which the ownership or leasing of its properties or the conduct of its Business makes it necessary to qualify, except where the failure to so qualify would not result in a material liability to the Company or materially impair or hinder the Company's operations after the Closing. Schedule 3.3 hereto sets forth the jurisdictions in which the
         ------------
Company is qualified as a foreign limited liability company. The Company has the requisite power and authority to own or lease and operate its properties and assets and conduct the Business as currently conducted. The addresses for each office, plant and/or other site at which the Company conducts the Business is set forth on Schedule 3.3.
                         ------------

         3.4.     FINANCIAL.

         (a)      Attached hereto as Schedule 3.4(a) are the following
                                     ---------------
(collectively, the "Financial Statements"):

                  (i) the reviewed Balance Sheets of the Company as of December 31, 2001 and December 31, 2002 and the audited Balance Sheet of the Company as of December 31, 2003, and the related Statement of Income, Statement of Cash Flows and Statement of Members' Equity for the fiscal years then ended, together with the related footnotes and accountant reports thereon; and

                  (ii) the unaudited balance sheet of the Company as of October 31, 2004 (the "Interim Balance Sheet"), and the related income statement for the ten (10) month period then ended (including the detail provided therefrom) (collectively, the "Interim Financial Statements").

         (b)      The Financial Statements:

                  (i) were derived from and prepared in accordance with the books and records of the Company,

                  (ii) are true, correct and complete in all material respects and present fairly, in all material respects, the financial position and results of operations of the Company at the dates and for the periods indicated. The information reflected in the Financial Statements was prepared in accordance with the Accounting Principles (except, in the case of the Interim Financial Statements, for the absence of year-end adjustments and footnote disclosure), and

                  (iii) disclose all of the assets and reflect or reserve against all liabilities (whether fixed or contingent) of the Company as of the dates of such Financial Statements (other than assets or liabilities which are not required by the Accounting Principles to be disclosed, reflected or reserved, as the case may be, on the Financial Statements).

         Except as set forth on Schedule 3.4(b),there has been no change in
                                ---------------
accounting methods or practices during the years covered by the Financial Statements, except as required by the Accounting Principles or by applicable Law. Except as set forth on Schedule 3.4(b), since October 31, 2004, there
                            ---------------
has not been any material adverse change in the financial condition or results of operations of the Company from that shown on the Financial Statements.

         (c) The Company has provided Buyer with projections for the expected financial results of the Company through its 2006 fiscal year which are attached as Schedule 3.4(c) (the "Company Projections"). The Company
                ---------------
Projections present the Company's expected results of operations for the projection period. They reflect conditions the Company expects to exist and the course of action it expects to take during the projection period. Because events and circumstances frequently do not occur as expected, there will usually be differences between the projected and actual results, and those differences may be material. Except as set forth on Schedule 3.15(a),
                                                          ----------------
the Company has no knowledge of any matters specific to the Company or the Business that would indicate or imply a material and adverse change to the Company Projections.

         3.5.     PROPERTY.

         Except as set forth on Schedule 3.5,
                                ------------

         (a) the Company is and will be on the Closing Date the sole owner of all right, title and interest in and to all assets reflected on the Interim Balance Sheet as owned or acquired after the date thereof, and has and will have on the Closing Date good and marketable title to, or a valid right to use same; except in each case for Permitted Liens, for assets sold in the ordinary course of business since the date of the Interim Balance
Sheet and for defects in title that do not materially detract from the value, or materially interfere with the Company's use of, such assets; and

         (b) none of such assets of the Company are subject to any Liens except:

                  (i) Liens reflected on the Interim Balance Sheet or Liens incurred since the date of the Interim Balance Sheet in the ordinary course of business;

                  (ii) Liens for Taxes not yet due or being contested in good faith; mechanics, warehousemen and materialmen Liens not unusual in nature or material in amount; Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property; pledges and deposits made in the ordinary course of business; and Liens, not material in nature or amount, that do not materially detract from the value, or materially impair the use of, the items subject to such Liens;

                  (iii) the Bank Liens (which will be released as of Closing)

                  (iv) Liens arising in the ordinary course of business as a result of progress payments received under Government Contracts (the Liens described in clauses (i) - (iv) being collectively, the "Permitted Liens").

         Except as set forth on Schedule 3.5, no material tangible assets of
                                ------------
the Business (including raw materials and inventory) are in the possession of others and the Company holds no property on consignment in connection with the Business.

         The Company owns no real property.

         Schedule 3.5 lists all of the real property and improvements that
         ------------
are leased by the Company. With respect to such leased real property, (i) the Company has good, valid and presently existing leasehold interests to all such leased real property, and in each case, such properties are held under valid enforceable leases (subject to Bankruptcy Laws and Equitable Principles), (ii) except as set forth on Schedule 3.14(b), the Company has
                                         ----------------
performed all material obligations required to be performed by it to date under said leases and possesses said premises under said leases, and (iii) except as set forth on Schedule 3.14(b), none of the other parties to said
                       ----------------
leases are, to the knowledge of the Company, in material default under or in material breach of their obligations under said leases. Except as otherwise set forth on Schedule 3.5, all of the premises leased by the Company are, in
             ------------
all material respects, structurally sound and in reasonably good condition and repair, ordinary wear and tear excepted. To the knowledge of the Company, all of the buildings and real property improvements, leased or otherwise used by the Company do not violate any applicable building code, zoning ordinance or other Law in any material respect.

         Schedule 3.5 lists (i) all of the Company's depreciable personal
         ------------
property with an original cost of $10,000 or greater as of the date of the Interim Financial Statements and the location of such items, and (ii) all of the Company's leased personal property, and the respective lessors hereof. With respect to the Company's leased personal property, (i) such properties are held under valid and enforceable leases, (ii) except as set forth on
Schedule 3.14(b), the Company has performed all material obligations
----------------
required to be performed by it to date under said leases, and (iii) except as set forth on Schedule 3.14(b), none of the other parties to said leases
                ----------------
are, to the knowledge of the Company, in material default under or in material breach of their obligations under said leases. Except as otherwise set forth on Schedule 3.5, all vehicles, machinery, equipment, apparatus,
             ------------
fixtures and other personal property, whether owned or leased by the Company, are in reasonably good and normal operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put and have been regularly maintained, in all material respects, in accordance with the manufacturer's specifications therefor, if applicable.

         3.6.     COMPANY RECORDS; MANAGERS AND OFFICERS.

         The record books of the Company are current and true and correct in all material respects. True, correct and complete copies of the certificate of formation, operating agreement and other governing documents of the Company (and all amendments thereto), members and Board of Managers minutes of meetings (or unanimous consents taken in lieu of meetings) conducted to date and the certificates evidencing the Interests, if any, have been previously furnished to Buyer. Schedule 3.6 lists the managers and officers
                               ------------
of the Company.

         3.7.     TAXES.

         (a)      The Company, except as set forth on Schedule 3.7:
                                                      ------------

                  (i) has timely and properly filed with the appropriate Government entity all income Tax Returns and all other Tax Returns which were required to have been filed prior to the date of this Agreement (taking into account any extensions of the time for filing such Tax Returns), and

                  (ii) has paid in full all Taxes required to have been paid prior to the date of this Agreement, except to the extent such Tax liabilities are reflected on the Interim Financial Statements as current liabilities or are not required by the Accounting Principles to be reflected on the Interim Financial Statements. All income and other Tax Returns filed or caused to be filed by the Company are correct and complete in all material respects.

         (b) The Company has complied in all material respects with all Laws relating to the withholding of Taxes and the payment thereof and has timely and properly withheld from employee wages and paid over to the proper Government entity all amounts required to be withheld and paid over under applicable Law.

         (c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has not expired.

         (d) There is no currently pending and, to the Company's knowledge, the Company has not received notice of any potential examination or audit pertaining to, or claims for, Taxes or assessments against the Company by any taxing authority in respect of any taxable period to date.

         (e) True, correct and complete copies of the Company's 2001, 2002 and 2003 federal income Tax Returns have been previously furnished to Buyer.

         (f) No deductions by the Company for severance payments are or will be subject to limitation based on the "golden parachute provisions" of Code
Section 280G in connection with or resulting from the transactions contemplated by this Agreement.

         (g) The Company has no liability for any Tax obligations of any taxpayer other than the Company (including, without limitation, any current or former Affiliate of the Company).

         3.8.     ACCOUNTS RECEIVABLE.

         All the accounts receivable reflected in the Interim Financial Statements (whether shown as billed or unbilled) and any accounts receivable arising between the date of such Interim Financial Statements and the Closing Date arose or will have arisen in the ordinary course of business and represent (or will represent) bona fide obligations owing to the Company from the applicable account debtor. Except as set forth on Schedule 3.8,
                                                           ------------
such accounts receivable are not and will not be on the Closing Date subject to any valid counterclaim, set-off, defense or Lien (except for Permitted Liens). The reserves for doubtful accounts set forth on the Interim Financial Statements, if any, have been established in accordance with the Accounting Principles.

         3.9.     INVENTORIES.

         Except as set forth on Schedule 3.9, there are no physical
                                ------------
inventories held or owned by the Company at any location not owned or leased by the Company and no inventory is held by the Company on consignment from others. Except as set forth on Schedule 3.9,
                                                               ------------
the Company's inventory, in all material respects, is usable and saleable in the ordinary course of business and exists in quantities which do not materially exceed levels which are reasonable in the present circumstances of the Business and such will be the case on the Closing Date.

         3.10.    ABSENCE OF CERTAIN CHANGES.

         Since October 31, 2004, except as disclosed on the Interim Balance Sheet or as set forth on Schedule 3.10, Schedule 3.15 or the other Schedules
                         ----------------------------
hereto, there has not been:

         (a) Any event, occurrence, development or state of circumstances or facts involving the Company which has had or, in so far as can be reasonably foreseen, would have a material and adverse effect on the condition
(financial or otherwise), business, properties, liabilities or results of operations of the Company; provided that (i) changes that affect the defense industry or federal government procurement generally, (ii) changes in general economic conditions, (iii) changes resulting from the transactions contemplated by this Agreement or the announcement thereof, and (iv) the outbreak or escalation of hostilities or similar calamity or crisis shall not be taken into account in determining whether such a material and adverse effect has occurred.

         (b) Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any shareholder, director, officer, agent, consultant or employee of the Company other than in the ordinary course of business consistent with past practice, or in any benefits granted under any Plan with or for the benefit of any such shareholder, director, officer, agent, consultant or employee other than in the ordinary course of business consistent with past practice;

         (c) Except in connection with the transactions contemplated by this Agreement, any sale, transfer or other disposition of any of the Company's material assets (tangible or intangible) or any other similar material transaction entered into or carried out by the Company other than in the ordinary course of business;

         (d) Any increase in the amount of indebtedness or liabilities of the Company other than in the ordinary course of business and in amounts and on terms consistent with past practice; or any endorsement, assumption, or guarantee of payment or performance of any loan or obligation of any other Person by the Company;

         (e) Any material change made by the Company in its methods of doing business or of accounting or in the manner in which the Company keeps its books and records, other than as required by the Accounting Principles or by applicable Law;

         (f) Any termination or threatened termination in writing (or orally), or substantial modification of the relationship of the Company with any material customer or supplier;

         (g) Except in connection with the transactions contemplated by this Agreement, any cancellation of any material indebtedness (individually or in the aggregate) owing to the Company or the waiver or release by the Company of any claims or rights of material value;

         (h) Any declaration or payment of any dividend of any kind or the making of any distribution in respect to the Company's membership interests;

         (i) Any written cure, show cause, or termination notices received by the Company with respect to any Material Contract or any Government Contract;

         (j) Any commitment by the Company to make any capital expenditure in excess of $100,000 per item or $500,000 in the aggregate;

         (k) The execution by the Company of any contract (or lease) or any material amendment to any contract (or lease) to which the Company is party or by which the Company is bound and for which the Company's aggregate obligations to pay money thereunder would be in excess of $250,000 or the Company would be obligated for a term in excess of three (3) years; or

         (l) Any binding commitment or agreement by Sellers or the Company to do any of the foregoing items (b) through (k).

         3.11.    NO BREACH OF LAW OR GOVERNING DOCUMENT.

         Except as set forth on Schedule 3.11, the Company is not in default
                                -------------
under or in material breach or violation of any Law or the provisions of any Government permit, franchise, or license, or any provision of its certificate of formation, its operating agreement or any other governing document of the Company which has had or, in so far as can be reasonably foreseen, would have a material and adverse effect on the condition (financial or otherwise), business, properties, liabilities or results of operations of the Company. Except as set forth on Schedule 3.11, the Company
                                                  -------------
has not received any written notice during the past five (5) years alleging any such material default, breach or violation which has not been finally resolved. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any provisions of the articles of organization, operating agreement or other governing document of the Company, (ii) result in a breach of any of the terms or provisions of, or constitute a violation or default under, or conflict with any Law applicable to the Company or any judgment, decree, order or award of any court, governmental body or arbitrator to which the Company is a party or may be bound, or (iii) except as otherwise expressly disclosed in this Agreement or on any of the Schedules hereto, violate, or be in conflict with, or constitute a default under, or result in the termination of, accelerate the performance required by, or cause the acceleration of the maturity of any material liability or obligation, or result in the creation or imposition of any Lien upon the Interests or the assets of the Company under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, or other agreement to which the Company is a party (including, without limitation, the Government Contracts and Material Contracts) or to which the Company may be bound or affected or to which the Interests or the assets of the Company may be subject; except, in the case of (ii) and (iii), where such breach, violation, default, conflict, termination, acceleration, creation or imposition would not result in a material liability to the Company or materially impair or hinder the Company's operations after the Closing Date.

         3.12.    LITIGATION.

         Except as set forth on Schedule 3.12, there is no suit, claim,
                                -------------
litigation, investigation, inquiry, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution) or other action pending or, to the knowledge of Company, threatened against the Company in connection with the Business or otherwise (each a "Proceeding"). The Company is not subject to any unsatisfied judgment, order or decree entered in any lawsuit or proceeding. To the Company's knowledge, none of the Sellers (nor any of their respective Affiliates) have any claim against the Company, for whatever reason, either as a member, manager, officer, employee or otherwise. There is no pending suit, claim, litigation or other proceeding against any Person based in whole or in part on the fact that such Person is or was a manager or officer of the

Company nor is the Company aware of any such contemplated action. There is not now pending any suit, claim, litigation or other proceeding that the Company has commenced against another Person nor is the Company aware of any such contemplated action.

         3.13.    ENVIRONMENTAL MATTERS.

         Except as set forth on Schedule 3.13 hereto, to the knowledge of
                                -------------
the Company:

         (a) the Company is in compliance in all material respects with all applicable Environmental Laws, and the Company has not received any written notice or demand from a Government entity, citizens' group or other Person which is currently pending, alleging a material violation of any Environmental Law, ordering or requesting that steps be taken to remedy any environmental condition on or at the Company's facilities (or elsewhere), or claiming that the Company is responsible for damages, losses, penalties, fines, liabilities, costs and expenses of any kind or nature (including attorneys' fees) as a result of the existence of hazardous materials or substances upon, about or underneath any of the Company's current or former facilities or migrating or threatening to migrate to or from any such facilities.

         (b) the Company has all material permits and other authorizations required under the Environmental Laws, and the Company is in compliance with all such permits and other authorizations;

         (c) no conditions were created by the Company at any facility currently or formerly owned, leased or operated by the Company during the period of the Company's ownership, lease or operation of such facility that require remediation of any material nature under any Environmental Law;

         (d) the Company has not received any notice or demand which is currently pending under any Environmental Law as a result of the offsite disposal of any hazardous material or waste by the Company.

         (e) the Company has not placed or caused to be placed on any facilities currently or formerly owned, leased, occupied or operated by the Company any underground storage tanks nor is the Company aware of any such underground storage tanks having been placed on or underneath any of such facilities at any time by any Person.

         3.14.    MATERIAL CONTRACTS.

         (a)      Set forth on Schedule 3.14(a) is a list of each written or
                               ----------------
oral contract, agreement, lease, indenture and evidence of indebtedness to which the Company is a party which involves any of the following:

                           (i)    a guarantee, contingent liability or
indemnity involving an obligation or

potential obligation in excess of $100,000,

                           (ii)   a power of attorney,

                           (iii)  a sharing of payments or joint venture,

                           (iv)   a sales agency, representation,
distributorship, supply or franchise arrangement which is not terminable on not more than sixty (60) days' notice without penalty,

                           (v)    material restrictions imposed on the Company
regarding competition or solicitation of customers or employees,

                           (vi)   collective bargaining or union
representation,

                           (vii)  a payment (or repayment) obligation in
excess of $100,000,

                           (viii) a lease or other contractual commitment
with a remaining term in excess of three (3) years or with aggregate outstanding obligations in excess of $250,000,

                           (ix)   employment, consulting and independent
contractor agreements to which the Company is a party,

                           (x)    any written or oral agreement or other
commitment with an Affiliate of the Sellers,

                           (xi)   any agreement with respect to the treatment
of confidential information furnished by or to the Company, or

                           (xii)   any contract, agreement, arrangement and
commitment of any kind (other than Government Contracts) to which the Company is a party regarding commercial transactions involving the Company's products and services and involving payments to or from the Company in excess of $100,000 (collectively, the foregoing being the "Material Contracts").

         (b) Each of the Material Contracts is a valid, binding and enforceable obligation of the Company and the other parties thereto, subject to Bankruptcy Laws and Equitable Principles.

Except as indicated on Schedule 3.14(b),
                       ----------------

                  (i)      the Company is not, and

                  (ii) to the knowledge of the Company, no other party to a Material Contract is, in material default under or in material breach or violation of any Material Contract, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute a material default under any Material Contract, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, such a material default, breach or violation, cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any of the Company's assets or the Interests, or require any party's consent or approval thereunder.

         (c)      Set forth on Schedule 3.14(c) is a list of each written or
                               ----------------
oral contract (or subcontract), lease (or sublease) or other agreement, commitment, liability or obligation (i) between the Company and any of its and/or the Sellers' Affiliates, and (ii) between the Company and any of the Sellers.

         (d)      Schedule 3.14(d) contains a list of all law firms (including
                  ----------------
the names of individual attorneys therein) and sole practitioners that have provided legal services to the Company at any time over the past three (3) years and the Company has furnished to Buyer true, correct and complete copies of all billing records and statements related to such services.
Schedule 3.14(d) further sets forth any amounts outstanding as of the date
----------------
hereof for legal services rendered or costs advanced prior to the date hereof, other than amounts owing for legal services provided or costs advanced in connection with this Agreement and the transactions contemplated hereby.

         3.15.    GOVERNMENT CONTRACTS. Set forth on Schedule 3.15 is a list of
                                                     -------------
each Government Contract.

         (a)      Schedule 3.15(a) identifies each Government Contract with
                  ----------------
respect to which:

                  (i) the Company is in material breach or with the passage of time or the giving of notice, or both, the Company would be in material breach;

                  (ii) the Company expects to recognize a loss at the gross profit level (determined on a basis consistent with the Accounting
Principles) in connection with such contract or any option thereof;

                  (iii) full funding (pursuant to multi-year contract provisions) has not been established;

                  (iv) there has been a material amendment since December 31, 2003, other than in the ordinary course of business;

                  (v) to the Company's knowledge, the other party(ies) to the Government Contract are in material breach or with the passage of time or the giving of notice, or both, such other party(ies) would be in material breach; or

                  (vi) the consent or approval of the other party(ies) to the Government Contract is required in connection with the consummation of the transactions contemplated by this Agreement.

                  Schedule 3.15(a) further briefly describes the
                  ----------------
circumstances with respect to any of the above described disclosures.

         (b)      Except as set forth on Schedule 3.15(b):
                                         ----------------

                  (i) to the Company's knowledge, there are no audits (other than those conducted in the ordinary course of business) of any Government Contracts being conducted by the U.S. Government, a prime contractor or any other party to any Government Contract;

                  (ii) except to the extent finally resolved (and except for any liability relating thereto paid or reflected on the Interim Balance Sheet), to its knowledge, the Company has not, with respect to any Government Contracts, received during the past two (2) years:

                           (A)    any written cure notice or show cause notice
(as defined in the Federal Acquisition Regulations Part 49) pursuant to applicable contract default provisions or notice of default;

                           (B)    any written contract termination, whether for
default, convenience, cancellation or lack of funding or other reasons;

                           (C)    any written final decision or unilateral
modification assessing a price reduction, penalty or claim for damages or other remedy;

                           (D)    any written claim based on assertions of
defective pricing or violations of government cost accounting standards or cost principles; or

                           (E)    any written request for an equitable
adjustment of, or claim concerning, such contracts by any of the Company's customers, subcontractors or suppliers;

                  (iii) the Company has not, within the past five (5) years, with respect to any Government Contract, received any written notice of any investigation or enforcement proceeding of a criminal, civil or administrative nature by any investigative or enforcement agency of any Government (including any qui tam action brought under the Civil False
                          --- ---
Claims

Act alleging any irregularity, misstatement or omission arising under or relating to any Government Contract); and

                  (iv) there exists no financing arrangements with respect to performance of any current Government Contract.

         (c)      Except as set forth on Schedule 3.15(c), neither the Company,
                                         ----------------
nor any of the Company's officers or, to the Company's knowledge, any of the Company's employees, is suspended or debarred from doing business with the U.S. Government or is the subject of a finding of nonresponsibility or ineligibility for U.S. Government contracting, and to the Company's knowledge, there are no circumstances that would warrant the institution of suspension or debarment proceedings against the Company or any of its officers or employees.

         (d)      Except as set forth on Schedule 3.15(d):
                                         ----------------

                  (i) neither the Company nor any of its managers or officers, or, to the Company's knowledge, any of the Company's employees, consultants or agents, is or during the past two (2) years has been under administrative, civil or criminal investigation or indictment by the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid, and

                  (ii) during the past two (2) years, neither the Company nor any Affiliate of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any allegation of any irregularity, misstatement or omission arising under or relating to a Government Contract or Bid.

         (e)      Except as set forth on Schedule 3.15(e), there are not
                                         ----------------

                  (i) any material claims pending or, to the Company's knowledge, threatened against the Company, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract, and

                  (ii) any material disputes before a court or administrative agency between the Company and the U.S. Government under the Contract Disputes Act or any other statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. Except as set forth on Schedule 3.15(e),
                                                            ----------------
subsequent to December 31, 2003, the Company has not received any draft or final post award audit report.

         (f)      Except as set forth on Schedule 3.15(f), all material test and
                                         ----------------
inspection results provided by the Company to the U.S. Government or to any other Person pursuant to any Government Contract or as a part of the delivery to the U.S. Government or to any other Person pursuant to a
Government Contract of any article designed, engineered or manufactured by the Company were complete and correct in all material respects as of the date so provided. Except as set forth in the Schedule 3.15(f), the Company
                                             ----------------
has provided all material test and inspection results to the U.S. Government or to any other Person pursuant to a Government Contract as required by U.S.
law and the terms of the applicable Government Contracts.

         (g) With respect to each and every Government Contract and Bid to which the Company is currently a party, and except as otherwise set forth in any Schedule referenced in this Section 3.15, (i) the Company has complied in all material respects with all terms and conditions of each Governmental Contract and Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) the Company has complied in material respects with all requirements of Laws pertaining to any Government Contract or Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to a Government Contract or Bid in all material respects, are accurate and complete as of their effective date, and the Company has complied in all material respects with such representations and certifications including, without limitation, all representations and certifications required by or relating to any and all Laws and the regulations and rules relating to the submission of progress payment requests; (iv) no material cost incurred by the Company has been disallowed; and (v) no material amount of money due to the Company from the Government has been withheld or set off or been the subject of any attempt to withhold or set off.

         (h)      Except as set forth on Schedule 3.15(h) the Company is in
                                         ----------------
material compliance with all of its obligations relating to the customer furnished items under the terms of Government Contracts to which it is a party, including, but not limited to, government furnished equipment, government furnished property, government furnished information and like categories of customer furnished assets provided by the Government in such Government Contracts.

         (i) Except to the extent prohibited by the Industrial Security Manual for Safeguarding Classified Information, Schedule 3.15(i) sets forth
                                                ----------------
all facility security clearances held by the Company and all personal security clearances held by any officer or employee of the Company.

         (j) The Company's cost accounting and procurement systems with respect to Government Contracts are in compliance in all material respects with all governmental regulations and rules.

         (k)      Except as set forth on Schedule 3.15(k), the Company, to the
                                         ----------------
knowledge of the Company, has current advance agreements with its customers for the allocation and reimbursement of independent research and development expenses ("IR&D") and the IR&D expenses incorporated in the pricing of the Company's Government Contracts are fully reimbursable and allocable at substantially the rate specified in said Agreement.

         3.16.    INTELLECTUAL PROPERTY.

         (a)      Schedule 3.16(a) contains a list of all registered trademarks,
                  ----------------
service marks, copyrights and patents, and all applications therefor, included in the Intellectual Property owned by the Company (the "Company
Owned Intellectual Property"), specifying as to each, as applicable:

                  (i)      the nature of such Intellectual Property;

                  (ii)     the owner of such Intellectual Property; and

                  (iii) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers.

         Schedule 3.16(a) contains a list of all non-Company Owned
         ----------------
Intellectual Property licensed to the Company or which the Company has authority to use in connection with the operations of the Business (other than Commercial Software) specifying as to each, as applicable:

                  (i)      the nature of such Intellectual Property;

                  (ii)     the licensors or owner of such Intellectual
Property; and

                  (iii) the agreement or contract under which such Intellectual Property is licensed to the Company

         Schedule 3.16(a) contains a list of all material licenses,
         ----------------
sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use the Intellectual Property or any other material rights of the Company with respect to intellectual property.

         (b)      Except as disclosed on Schedule 3.16(b),
                                         ----------------

                  (i) there has been no claim made against the Company asserting the invalidity, misuse or unenforceability of any of the Intellectual Property, nor to the Company's knowledge have there been any actions or other judicial or adversary proceedings involving the Company concerning the Intellectual Property, nor to the knowledge of the Company, is any such action or proceeding threatened,

                  (ii) the Company is not aware of any current infringement or misappropriation of any of the Company Owned Intellectual Property, and

                  (iii) to the knowledge of the Company, the Company has not infringed or misappropriated any intellectual property or proprietary right of any other person, and there are no Liens imposed against the Company and affecting the Intellectual Property (except as otherwise expressly disclosed in Section 3.5) and the Company has the right and authority to use (x) each item of Company Owned Intellectual Property in connection with the conduct of the Business and, (y) each item of non-Company Owned Intellectual
Property in connection with the conduct of the Business, subject to the terms and limitations of the license agreements or other agreements or instruments by which the rights to use such non-Company Owned Intellectual Property were granted.

         3.17.    LABOR MATTERS.

         (a)      Except as set forth on Schedule 3.17(a), there is no
                                         ----------------
collective bargaining, representation or similar agreement or arrangement to which the Company is a party or by which it is bound.

         (b)      Except as set forth on Schedule 3.17(b):
                                         ----------------

                  (i) The Company is not aware of any currently pending charge before the National Labor Relations Board (or any counterpart state agency) that the Company has engaged in any unfair labor practice;

                  (ii) There is no labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of the Company, threatened against the Company;

                  (iii) No collective bargaining agreement is currently being negotiated and, to the knowledge of the Company, no organizing effort is currently being made with respect to the Company's employees; and

                  (iv) To the knowledge of Company, there is no basis for which a material claim may be made against the Company under any collective bargaining agreement to which the Company is a party.

                  (v) To the knowledge of the Company, no current or former employee of the Company has any valid claim against the Company on account of or for

                           (A)    overtime pay, other than overtime pay for the
current payroll period,

                           (B)    wages or salary (excluding current bonus,
accruals and amounts accruing under pension and profit-sharing plans) for any period other than the current payroll period,

                           (C)    vacation, time off or pay in lieu of vacation
or time off, other than as may be accrued on the books and records of the Company in accordance with the Accounting Principles or earned in respect of the current fiscal year, or

                           (D)    any violation of any Law relating to minimum
wages or maximum hours of work; except, however, to the extent that any of the foregoing is reflected on the Interim Balance Sheet.

         (c)      Schedule 3.17(c) lists all employees of the Company, together
                  ----------------
with their respective job titles, dates of employment, current rates of compensation (including any increases in compensation since December 31,
2003) and office location. Except as otherwise disclosed in the Schedules hereto, the Company has complied and is presently complying in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and there is no charge or complaint actually pending or to the knowledge of the
Company, threatened against the Company before the Equal Employment
Opportunity Commission or the Department of Labor, or any state or local agency of similar jurisdiction. Except as otherwise noted on Schedule 3.17(c),
                                                             ----------------
the employment of all persons employed by the Company is terminable at will, without any penalty or severance obligation of any kind on the part of the Company.

         3.18.    EMPLOYEE BENEFIT MATTERS.

         (a)      Schedule 3.18(a) lists all Plans maintained by the Company or
                  ----------------
to which the Company is a party or subject to liability (each a "Company
Plan").

         (b) Each Company Plan has been administered in material compliance with its terms and, to the extent applicable, with ERISA or other Law applicable to any Company Plan. Each Company Plan that is intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been provided to Buyer) and related trusts have been determined to be exempt from taxation. Nothing has occurred that would cause and no action or proceeding is pending or threatened which, to the knowledge of the Company, could result in the loss of such exemption or qualification except for amendments required by Law for which the remedial amendment period remains open.

         (c) No Company Plan is a multi-employer plan (as defined in Section 3(37) of ERISA) and the Company has not contributed to nor ever has been obligated to contribute to any multi-employer plan.

         (d)      To the Company's knowledge, except as set forth on
Schedule 3.18(d), there have been no prohibited transactions within the meaning
----------------
of Sections 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Company Plan and which would result in a material liability to the Company. No reportable event within the meaning of Section 4043 of ERISA
(other than those for which reporting is waived) has occurred with respect to any Company Plan subject to Title IV of ERISA. With respect to each Company Plan, all payments due from the Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of the Company and are reflected on the Interim Balance Sheet.

         (e)      Except as specified on Schedule 3.18(e), no Company Plan
                                         ----------------
provides benefits at the expense of the Company, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of services other than:

                  (i) continuation coverage mandated by Section 4980B of the Code or other Law;

                  (ii) death or pension benefits under any Company Plan that is an employee pension benefit plan;

                  (iii) deferred compensation benefits accrued as liabilities on the Interim Balance Sheet;

                  (iv) disability benefits under any Company Plan that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise;

                  (v)      benefits in the nature of severance pay; or

                  (vi) rights to convert to an individual policy of insurance pursuant to the terms of an insurance contract under a Company Plan.

         (f)      Except as set forth on Schedule 3.18(d), to the Company's
                                         ----------------
knowledge, there has been no act or omission by Company with regard to the Company Plans that has given rise to any fines, penalties, taxes or related charges under Section 502(c) of ERISA or Chapter 43 of the Code.

         (g)      Except as set forth on Schedule 3.18(g), neither the
                                         ----------------
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any severance, termination, golden parachute or other payment becoming due to any former or current employee of the Company or any of its Affiliates or cause an increase in the amount of compensation due to any such employee or former employee; or (ii) increase or affect the calculation of the amount of any benefits otherwise payable under any Company Plan or result in any acceleration of the time of payment or vesting of any such benefits.

         3.19.    PRODUCT LIABILITY.

         Except as described on Schedule 3.19, no material claim or
                                -------------
allegation of personal injury, death, or property or economic damages, claim for punitive or exemplary damages, claim for contribution or indemnification, or claim for injunctive relief in connection with any product manufactured, sold or distributed by the Company has been asserted in writing against the Company and the Company is not aware of the basis for any such claim.

         3.20.    APPROVALS AND FILINGS.

         None of the Sellers nor the Company is required to obtain any approval, consent, or authorization of, or to make any declaration or filing with, any Government or other Persons for the valid execution and delivery of this Agreement or any other agreement to be delivered hereunder, the purchase and sale of the Interests, or the performance or consummation of the respective transactions contemplated hereby or thereby except for

         (a)      compliance with the applicable provisions of HSR, if required,

         (b)      compliance with the Exon-Florio Amendment, if required,

         (c) any necessary approvals of the U.S. Government relating to Government Contracts as listed on Schedule 3.15(a),
                                  ----------------

         (d)      landlord consents and other approvals set forth on
Schedule 3.20, and
-------------

         (e) approvals, consents, authorizations, declarations or filings which the failure to make or obtain would not result in a material liability to the Company or materially impair or hinder the Company's operations after the Closing Date.

         3.21.    BROKERS, FINDERS.

         Except as set forth on Schedule 3.21, no finder, broker, agent,
                                -------------
consultant or other intermediary, acting on behalf of Sellers or the Company, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

         3.22.    CERTAIN UNLAWFUL PRACTICES.

         In the five (5) year period preceding the date of this Agreement, the Company has not nor has any manager, officer, employee or agent of the Company nor has any person acting on any of their behalf, directly or indirectly, given or agreed to give any material gift or similar benefit to any customer, supplier, competitor or governmental employee or official or has engaged in any other practice (including, but not limited to, violation of any anti-trust law) or received or retained any such gift or similar benefit, which in any case would subject the Company to any material damage or penalty in any civil, criminal or Government litigation or proceeding or which would be grounds for termination or modification of any Government Contract or any Material Contract.

         3.23.    BANK ACCOUNTS.

         Schedule 3.23 contains an accurate and complete list of (i) the
         -------------
names and addresses of each bank or other financial institution in which the Company has an account; (ii) the account numbers of such accounts; and (iii) the authorized signatories on each such account.

         3.24.    DISCLOSURE.

The representations and warranties of the Company or the Sellers set forth in this Agreement or any certificate or agreement to be furnished to Buyer by or on behalf of the Company or the Sellers at the Closing pursuant hereto, do not contain or will not at the Closing contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

         3.25.    INSURANCE.

         Schedule 3.25 includes a summary description of all insurance
         -------------
policies covering the Business, which description includes the properties or liabilities covered, the insurer, the amount and period of coverage and any additional insureds and loss payees. The Company has not received any notice or other communication within one (1) year prior to the date hereof canceling or materially amending or materially increasing the premium payable under any of such insurance policies and to the knowledge of the Company, no such cancellation, amendment or an increase of premiums is threatened. There remains no outstanding written requirements or recommendations of any insurance company or any governmental authority pertaining to any material repairs or other material work to be done on or with respect to any of the Company's properties.

         3.26.    ENTIRE BUSINESS.

         The assets, properties, licenses and agreements of the Company as they exist on the date hereof are all of the assets, properties, licenses and agreements necessary to conduct the Business in the manner in which it is presently being conducted. None of the Excluded Assets are used by the Company, in any material respect, in the current operation of the Business.

         3.27.    LICENSES AND PERMITS.

         The Company has all necessary federal, state, local and foreign licenses, permits and other governmental authorizations required for the conduct of the Business and the ownership of its properties as presently conducted and owned, other than licenses and permits which the failure to obtain would not result in a material liability to the Company or materially impair or hinder the Company's operations after the Closing Date.

         3.28.    BACK CHARGES, REBATES, ETC.

         Except as set forth on Schedule 3.28, there are no material
                                -------------
outstanding claims by customers for back charges, rebates, price reductions, credits or settlements, or for breaches of product or service warranties, or for product liability for products manufactured or sold by the Company.

         3.29.    QUOTE LOG.

         Included on Schedule 3.29 is the quote log of the Company as of
                     -------------
October 31, 2004, which quote log contains a list of all outstanding Bids or proposals for contract under which the value of services to be performed or goods to be provided by the Company or the costs of goods to be sold by the Company is expected to exceed $100,000.

         3.30.    UNDISCLOSED LIABILITIES.

         The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against and reflected on the Interim Balance Sheet, (b) liabilities which have arisen since the date of the Interim Balance Sheet in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period, (c) liabilities which would not be required by the Accounting Principles to be reflected on a balance sheet, (d) liabilities incurred in connection with this Agreement and the agreements, documents, and instruments contemplated hereby, (e) liabilities that individually or in the aggregate would not be reasonably likely to result in material liability to the Company or materially impair or hinder the Company's operations after the Closing Date, and (f) the liabilities set forth on Schedule 3.30 hereto.
         -------------

         3.31.    DOCUMENTS.

         True, correct and complete copies of all documents creating or evidencing any Plan, Material Contract, Government Contract, agreement, lease, commitment or obligation described within this Article III have been furnished to Buyer.

         3.32.    SELLERS' REPRESENTATIONS AND WARRANTIES.

         The Sellers hereby jointly and severally make the following representations and warranties to Buyer, each of which is accurate on the date hereof and shall be accurate on and as of the Closing Date:

         (a) Each of the Sellers is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of the state of its organization or incorporation, as the case may be. The ownership of each of the Sellers and their respective managers, directors and officers are reflected on Schedule 3.32(a) and except as set forth on
                              ----------------
Schedule 3.32(a), there are outstanding no rights, warrants or options to
----------------
acquire, exchange or convert any securities of either of the Sellers. Each of the Sellers has all requisite power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and all other agreements herein contemplated to be executed by the Sellers constitute (or upon execution will constitute) valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, subject to Bankruptcy Laws and Equitable Principles.

         (b) The Interests constitute the only ownership interests of the Company. The Sellers are the record (and beneficial) owners of all of the Interests (with the ownership being as reflected on Schedule 3.2), free and
                                                    ------------
clear of all Liens. No person (other than the Sellers) has any power or right of any kind, to dispose of or direct the disposition of the Interests or to vote or direct the voting of the Interests. Except as set forth on
Schedule 3.2, there are no agreements or understandings with respect to the
------------
transferability of Interests between the Sellers or between or among the Company and either or both of the Sellers. The Sellers will transfer to the Buyer at Closing good and marketable title to the Interests, free and clear of all Liens.

         (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by each Seller will (i) violate or conflict with any provisions of the articles of incorporation, certificate of formation , bylaws, operating agreement or other governing documents of either of the Sellers, (ii) result in a breach of any of the terms or provisions of, or constitute a violation or default under, or conflict with any Law applicable to such Seller or any judgment, decree, order or award of any court, governmental body or arbitrator to which such Seller is a party or may be bound, or (ii) except as otherwise expressly disclosed in this Agreement or on any of the Schedules hereto, violate, or be in conflict with, or constitute a default under, or result in the termination of, accelerate the performance required by, or cause the acceleration of the maturity of any material liability or obligation, or result in the creation or imposition of any Lien upon the Interests under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, or other agreement to which such Seller is a party or to which such Seller may be bound or affected or to which the Interests or may be subject. Neither Seller (nor any of their respective owners, officers, directors, managers or Affiliates) has any claim against the Company, for whatever reason, either as a member, manager, officer, employee or otherwise, and after the Closing, neither the Company nor the Buyer shall have any further obligations owing to the Sellers (nor any of their respective owners, officers, directors, managers or Affiliates), except to the extent expressly provided in this Agreement, or as otherwise agreed to in writing after the Closing between either of the Sellers (or any of their respective owners, officers, directors, managers or Affiliates) and the Company and/or the Buyer.

          (d) Each Seller hereby confirms that the ESSI Stock acquired hereunder will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that such Seller has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, each Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to any of the ESSI Stock.

          (e) Each Seller understands that the ESSI Stock has not been registered under the 1933 Act or under any applicable state securities Law, on the ground that the sale provided for in this Agreement and the issuance of ESSI Stock hereunder is exempt from registration under the 1933 Act and that the Buyer's reliance on such exemption is predicated, in part, on such Seller's representations set forth herein.

          (f) Each Seller represents that it (and each of its owners) is an "accredited investor" within the meaning of Rule 501 of Regulation D under the 1933 Act and that such Seller (and each of its owners) is experienced in evaluating the merits and risks of investing in companies such as the Buyer, has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in ESSI
Stock and has the ability to bear the economic risks of their investment.
Each Seller further represents that such Seller (and each of its owners) has had access, during the course of the transaction and prior to their acquisition of ESSI Stock hereunder, to the same kind of information that would be provided in a registration statement filed by the Buyer under the 1933 Act and that such Seller (and each of its owners) has had, during the course of the transaction and prior to entering in to this Agreement, the opportunity to ask questions of, and receive answers from, the Buyer concerning the current business operations and financial condition of the Buyer and to obtain such additional information as the Sellers deemed necessary to verify the accuracy of any information furnished or to which access was provided to the Sellers (or their owners).

         (g) Each Seller understands that the ESSI Stock or any interest therein may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or under any applicable state securities Law or an exemption therefrom, and that in the absence of an effective registration statement covering the ESSI Stock or an available exemption from registration under the 1933 Act and any applicable state securities
Law, the ESSI Stock must be held indefinitely. In particular, each Seller is aware that the ESSI Stock may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule, including applicable holding period, manner of sale and notice filing requirements, are met.

                                 ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF BUYER
                   ---------------------------------------

         Buyer hereby makes the following representations and warranties to the Company and each of the Sellers, each of which is accurate on the date hereof and shall be accurate on and as of the Closing Date:

         4.1.     AUTHORIZATION.

         Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Missouri. Buyer has all requisite power and authority to own or lease and operate its properties and assets and conduct its business as currently conducted and to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and all other agreements herein contemplated to be executed by Buyer constitute (or upon execution will constitute) valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of applicable Bankruptcy Laws and Equitable Principles. This Agreement and all other agreements herein contemplated to be executed by the Buyer have been (or will be prior to the Closing) effectively authorized by all necessary action, corporate or otherwise, by the Buyer.

         4.2.     INVESTMENT REPRESENTATION.

         Buyer is acquiring the Interests for its own account, for investment and without any view to resale or distribution of the Interests or any portion thereof.

         4.3.     GOVERNMENTAL APPROVALS AND FILINGS.

         Except as set forth on Schedule 4.3 and except for compliance if
                                ------------
required, with the applicable provisions of the HSR and any applicable provisions of Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. App. 2170) (the "Exon-Florio Amendment") and any other requirements (excluding approvals of the U.S. Government) as would not prohibit or materially affect the completion of the transactions contemplated hereby, Buyer is not required to obtain any approval, consent, or authorization of, or to make any declaration or filing with, any Government for the valid execution and delivery of this Agreement or any other agreement to be delivered hereunder, the purchase and sale of the Interests, or the performance or consummation of the respective transactions contemplated hereby or thereby.

         4.4.     BROKERS, FINDERS.

         Except as set forth on Schedule 4.4, no finder, broker, agent,
                                ------------
consultant or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

         4.5.     NO BREACH OF LAW OR GOVERNING DOCUMENT.

         Buyer is not in default under or in material breach or violation of any Law or the provisions of any Government permit, franchise, or license, or any provision of its articles of incorporation or bylaws or any other governing document of Buyer which has had or, in so far as can be reasonably foreseen, would have a material and adverse effect on the condition (financial or otherwise), business, properties, liabilities or results of operations of Buyer. Buyer has not received any written notice during the past five (5) years alleging any such material default, breach or violation which has not been finally resolved. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or conflict with any provisions of the articles of incorporation or bylaws of Buyer, (ii) result in a breach of any of the terms or provisions of, or constitute a violation or default under, or conflict with any Law applicable to Buyer or any judgment, decree, order or award of any court, governmental body or arbitrator to which Buyer is a party or may be bound, or (iii) except as set forth on Schedule 4.5, violate, or be in conflict
                                ------------
with, or constitute a default under, or result in the termination of, accelerate the performance required by, or cause the acceleration of the maturity of any material liability or obligation, or result in the creation or imposition of any Lien upon the assets of Buyer under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, or other agreement to which Buyer is a party or to which Buyer may be bound or affected or to which the assets of Buyer may be subject; except, in the case of (ii) and (iii), where such breach, violation, default, conflict, termination, acceleration, creation or imposition would not have a material and adverse effect on Buyer.

         4.6.     ESSI STOCK.

         All of the Shares of ESSI Stock issuable hereunder have been duly reserved for issuance and, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens (other than restrictions under applicable securities Laws).

         4.7.     ESSI FINANCIAL MATTERS.

         For the past five (5) years, Buyer has filed in all material respects all reports required to be filed by Buyer with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("SEC Filings"), and in so far as can be reasonably foreseen, Buyer will continue to timely file its SEC Filings. The consolidated financial statements of Buyer and its subsidiaries included in its SEC Filings comply as to form in all material respects with the applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the Accounting Principles, consistently applied (except, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring adjustments) the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the period then ended. Except as may be set forth in any of its SEC Filings, since October 31, 2003, there has not occurred or arisen any event or events that, individually or in the aggregate, has had or in so far as can be reasonably foreseen, would have a material and adverse effect on the condition (financial or otherwise), business, properties, liability or results of operations of Buyer; provided, that (i) changes that affect the defense industry generally or federal government procurement generally, (ii) changes in general economic conditions, (iii) changes resulting from the transactions contemplated by this Agreement or the announcement thereof, or
(iv) the outbreak or escalation of hostilities or similar calamity or crisis shall not be taken into account in determining whether such a material and adverse effect has occurred.

         4.8.     DISCLOSURE.

         The representations and warranties of Buyer set forth in this Agreement or any certificate or agreement to be furnished to the Sellers by or on behalf of Buyer at the Closing pursuant hereto, do not contain or will not at the Closing contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

                                 ARTICLE V.

                      CONDITIONS TO BUYER'S OBLIGATIONS
                      ---------------------------------

         The obligations of Buyer at Closing shall be subject to the satisfaction, at or prior to the Closing (except in the case of Section 5.12 which specifies an earlier date), of each of the following conditions (unless waived in writing by Buyer):

         5.1.     REPRESENTATIONS AND WARRANTIES.

         The Company's and Sellers' representations and warranties set forth in Article III shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at and as of such date (without giving effect to modifications to the Schedules to this Agreement which are delivered by the Company or the Sellers to Buyer after the date hereof and on or before the Closing Date).

         5.2.     PERFORMANCE OF AGREEMENT.

         Sellers and the Company shall have fully performed and complied in all material respects with all covenants, conditions, and other obligations under this Agreement to be performed or complied with by them at or prior to Closing.

         5.3.     APPROVALS.

         All required consents and approvals from Governments and the other party(ies) to the Material Contracts and the consents and approvals from the parties listed on Schedule 3.20 shall have been obtained and all waiting
                  -------------
periods required by Law, if any, shall have expired.

         5.4.     NO ADVERSE PROCEEDING.

         No action shall have been instituted by a third party and remain pending before a grand jury or court or other Government entity

         (a) for the purpose of enjoining or preventing the consummation of this Agreement or any of the transactions contemplated hereby, or

         (b) which claims that this Agreement, such transactions, or their consummation, is illegal.

         5.5.     CERTIFICATES.

         Each of the Company and the Sellers shall have each delivered to Buyer at Closing a certificate of the Company and the Sellers, respectively, dated the Closing Date and in form reasonably acceptable to Buyer, to the effect that the conditions set forth in Sections 5.1 and 5.2, with respect to the Company or the Sellers, as the case may be, have been satisfied. Further, the Company shall have delivered to Buyer, dated the Closing Date and in form reasonably satisfactory to Buyer, a certificate that provides that (i) the copies of the Company's Certificate and Certificate of Formation, operating agreement and other governing documents (if any) (and all amendments to each of such documents) attached to the certificate are true and complete copies of same and are in effect as of the Closing Date, and (ii) the schedule attached to the certificate, listing in reasonable detail the distributions made to the Sellers from and after January 1, 2004 and up to the Closing, is true and correct.

         5.6.     RESIGNATIONS.

         Sellers shall have delivered to Buyer at Closing the resignations, effective as of the Closing Date, of the officers of the Company listed on
Schedule 5.6 and of the managers of the Company listed on Schedule 5.6.
------------                                              ------------

         5.7.     OPINION OF COUNSEL FOR SELLERS AND COMPANY.

         Buyer shall have received an opinion of counsel for the Sellers and the Company addressed to Buyer and dated the Closing Date, in substantially the form attached as Exhibit B hereto.
                     ---------

         5.8.     EMPLOYMENT AGREEMENTS.

         Otto W. Hoernig III shall have executed and delivered to Company his Employment Agreement in substantially the form attached as Exhibit C-1
                                                               -----------
hereto and each of Dr. Des R. Sood, Laura Hoernig Rhodes, Rodney Crowe and Karen Crowe shall have executed and delivered to Company their Employment Agreement in substantially the form attached as Exhibit C-2 hereto (all of
                                                -----------
the foregoing Employment Agreements being collectively referred to as the "Employment Agreements")

         5.9.     CONSULTING AGREEMENT.

         Otto W. Hoernig, Jr. shall have executed and delivered to the Company the Consulting Agreement in substantially the form attached as Exhibit D hereto (the "Consulting Agreement").
---------

         5.10.    NON-COMPETE AGREEMENTS.

         Each of Otto W. Hoernig, Jr., Dr. Des R. Sood, Otto W. Hoernig III, and Laura Hoernig Rhodes shall have executed and delivered their Non-Compete Agreement in substantially the form attached as Exhibit E hereto (the
                                                ---------
"Non-Compete Agreements").

         5.11.    CERTIFICATES OF GOOD STANDING.

         Sellers shall have delivered to Buyer at Closing Certificates of Good Standing for the Company from the Secretary of State of Delaware and each state in which the Company is qualified to do business as a foreign limited liability company.

         5.12.    SATISFACTION OF BANK OBLIGATIONS.

         Buyer shall have received confirmation satisfactory to Buyer that all of the Bank Obligations have been paid in full and that any Liens encumbering the Company's assets or the Interests have been released and/or there shall have been delivered to Buyer such documents and instruments that, when duly recorded or filed, as the case may be, will cause all such Liens to be fully released.

                                 ARTICLE VI.

            CONDITIONS TO THE COMPANY'S AND SELLERS' OBLIGATIONS
            ----------------------------------------------------

         The obligations of the Company and Sellers at Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (unless waived in writing by the Company and Sellers):

         6.1.     REPRESENTATIONS AND WARRANTIES.

         Buyer's representations and warranties set forth in Article IV shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and as though such representations and warranties were made at and as of such date and time (without giving effect to modifications to the Schedules to this Agreement which are delivered by Buyer to the Company or the Sellers after the date hereof and on or prior to the Closing Date).

         6.2.     PERFORMANCE OF AGREEMENT.

         Buyer shall have fully performed and complied in all material respects with all covenants, conditions and other obligations under this Agreement to be performed or complied with by it at or prior to the Closing.

         6.3.     APPROVALS.

         All required consents and approvals from Governments and the other party(ies) to the Material Contracts and consents and approvals from the parties listed on Schedule 3.20 shall have been obtained and all waiting
                  -------------
periods required by Law shall have expired.

         6.4.     NO ADVERSE PROCEEDING.

         No action shall have been instituted by a third party and remain pending before a grand jury or court or other Government entity

         (a) for the purpose of enjoining or preventing the consummation of this Agreement or any of the transactions contemplated hereby, or

         (b) which claims that this Agreement, such transactions, or their consummation, is illegal.

         6.5.     CERTIFICATES.

         Buyer shall have delivered to Sellers at the Closing a certificate of Buyer executed by an executive officer of Buyer, dated the Closing Date and in form reasonably acceptable to the Sellers, to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied. Further, the Buyer shall have delivered to the Sellers, dated the Closing Date and in form reasonably satisfactory to Sellers, a certificate that provides that the copies of the Buyer's Certificate and Articles of Incorporation and By-laws (and all amendments to such documents) attached to the certificate are true and correct copies of same and are in effect as of the Closing Date.

         6.6      OPINION OF COUNSEL FOR BUYER.

         Sellers shall have received an opinion of counsel for the Buyer addressed to the Sellers and dated the Closing Date, in substantially the form attached as Exhibit F hereto.
                 ---------

         6.7.     CERTIFICATE OF GOOD STANDING.

         Buyer shall have delivered to Sellers a Certificate of Good Standing for Buyer from the Secretary of State of Missouri.

         6.8.     EMPLOYMENT AGREEMENTS.

         Each of Otto W. Hoernig III, Dr. Des R. Sood, Laura Hoernig Rhodes, Rodney Crowe and Karen Crowe shall have executed and delivered to the Company their Employment Agreement.

         6.9.     CONSULTING AGREEMENT.

         Otto W. Hoernig, Jr. shall have executed and delivered to the Company his Consulting Agreement.



                                ARTICLE VII.

                     ADDITIONAL COVENANTS OF THE PARTIES
                     -----------------------------------

         7.1.     CONDUCT OF BUSINESS BEFORE CLOSING.

         From the date hereof until the Closing, the Company shall operate the Business in the ordinary course of business, except for such acts which are otherwise expressly permitted under this Agreement, and the Company shall, unless otherwise agreed by the Buyer in writing, (a) maintain its corporate existence in full force and effect, (b) not enter into any transaction material in nature or amount other than in the ordinary and usual course of business, (c) not order any unusual amounts of inventory of any kind or nature from any source other than is required for performance of contractual obligations, (d) take no actions to materially alter delivery dates, production schedules, shipment dates or the like from its normal course of business, (e) not amend its certificate of formation, operating agreement or other governing documents, (f) not declare or pay any dividends of any kind or make any distributions in respect of the Company's membership interests (other than those relating to the distribution of the Company's income for periods prior to the Closing Date or the extinguishment of any loans or advances to Company's officers, managers or members or the transfer of the Excluded Assets or Excluded Liabilities), (g) not make any loans or advances to officers, managers or members of the Company (except for travel advances in the ordinary course of business), (h) pay in full all Taxes of the Company becoming due and payable prior to the Closing
Date, (i) not permit its capital expenditures for the period beginning
November 1, 2004 and ending on the Closing Date to exceed $500,000 in the aggregate, or (j) not take any action, other than in the ordinary course of its business and consistent with past practices, which would require a material change to the disclosures of the Company or the Sellers given under
Article III. Further, the Company agrees to (i) use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its officers and employees, preserve its relationships with customers, suppliers and others having business dealings with it, (ii) maintain its records and books of accounts in a manner consistent with past practices,
(iii) maintain its tangible assets and properties in good condition, order and repair, reasonable wear and tear excepted, (iv) preserve all of its rights in the Intellectual Property, and (v) pay (on or before the date when due) its accounts payable and other obligations in the ordinary course of business consistent with past practice.

         7.2.     ACCESS TO RECORDS.

         (a) Until the Closing, the Company shall afford to authorized representatives of Buyer reasonable access during normal business hours to all personnel, premises, properties, books, records, Tax Returns and data of the Company, provided that Buyer's communications with the Company's personnel, suppliers, customers, accountants and other representatives shall be conducted and arranged in each instance through one or more individuals designated by the Company at times reasonably determined by the Company. Further, the Company will furnish Buyer and its representatives with copies of books, contracts, records and other documents and information concerning the Company and the Business, which Buyer may reasonably request. Until the Closing, the Company shall permit the Buyer and its agents, employees and contractors reasonable periodic access during normal business hours on and to the Company's various facilities for the purpose of conducting such surveys, inspections, audits, assessments, tests and analyses as may be reasonably desired by the Buyer. In the event the transaction contemplated hereby fails to close for any reason, Buyer shall repair any damage caused to the Company's facilities by such testing and restore such facilities to their condition prior to such testing, reasonable wear and tear excepted.

         (b) Upon reasonable notice, from and after, and from time to time after, the Closing, Buyer shall cause the Company to afford to authorized representatives of the Sellers reasonable access during normal business hours to such books, records, documents, information and personnel of the Company as the Sellers may reasonably request:

                  (i) to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date,

                  (ii) to prosecute or defend any litigation or investigation by any Government or any third Person (including without limitation Tax audits),

                  (iii)    to prepare Sellers' Federal, state or local Tax
Returns,

                  (iv) to determine any allocation of income between Buyer and the Sellers pursuant to Section 7.8(b).

For a period of five (5) years from and after the Closing, neither Buyer nor the Company shall destroy any such books, records, documents, and information.

         (c) Upon Buyer's reasonable request from time to time after Closing, Sellers shall, upon reasonable notice, afford to authorized representatives of the Buyer and the Company reasonable access during normal business hours to any books, records, documents and information, including any financial records in Sellers' possession or under Sellers' control relating to the Company or the Business or otherwise relating to Buyer's rights and obligations hereunder or any other obligations of the Company. For a period of five (5) years from and after the Closing, neither of the Sellers shall destroy any such books, records, documents, and information.

         (d) Nothing in this Section 7.2 will obligate any Party to take actions that would unreasonably disrupt or interfere with the normal course of their businesses, violate the terms of any contract to which they are a party or to which they or any of their assets is subject or grant access to any of their proprietary, confidential or classified information (except to the extent required for purposes of defending or prosecuting any third party legal proceedings).

         7.3.     HSR FILING.

         The parties shall cooperate with one another

         (a) in determining whether an HSR filing is required in connection with the transactions contemplated by this Agreement, and

         (b) in making any such filing and furnishing information required in connection therewith. The filing fee for any such HSR filing shall be paid by Buyer.

         7.4.     EXON-FLORIO AMENDMENT.

         If required, Buyer and Sellers agree to use their best efforts to compile and provide the information and documentation necessary for filing a joint Exon-Florio Amendment notification with the Committee on Foreign Investment in the United States, as promptly as practicable after the date hereof. Sellers shall, and shall cause Company to, use all reasonable efforts to initiate and obtain national interest determinations ("NID(s)") from each of the Company customers that hold contracts requiring access to "proscribed" classified information. Buyer agrees to use all reasonable efforts to advise and assist in obtaining these NID(s).

         7.5.     PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY.

         (a) No Party to this Agreement shall issue any press release or make any public statement with respect to the terms hereof or the transactions contemplated hereby without the prior written consent of the other Parties, except as required by Law or by the rules and regulations of any national securities exchange on which the securities of a Party or their Affiliates is listed; provided that, if a disclosure is determined by a Party to be required by law or by the rules and regulations of any national securities exchange on which the securities of such Party or its Affiliates is listed, such Party shall notify the other Parties hereto as soon as possible in advance of such disclosure and, to the extent practicable, give the other Parties a reasonable opportunity to review and comment on such disclosure.

         (b) The Parties' obligations under the Non-Disclosure Agreement dated August 20, 2004 (the "Confidentiality Agreement") remain in full force and effect; provided, however, that effective upon the Closing, such Confidentiality Agreement shall terminate with respect to information relating to the Business transferred hereunder.

         (c) After the Closing, (i) Sellers shall keep confidential, and cause their Affiliates and instruct their agents, representatives, consultants and advisors to keep confidential, all information relating to the Company, the Business, the Buyer and the Buyer's Affiliates, and (ii) Buyer and the Company shall keep confidential, and cause their Affiliates and instruct their agents, representatives, consultants and advisors to keep confidential, all information relating to the Sellers and each Seller's Affiliates; except in each case as required by Law or administrative process and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section.

         (d) If either Sellers or Buyer shall determine that they may be required by Law or administrative process to make a disclosure otherwise prohibited by this Section, it shall promptly so advise the other Party and shall cooperate with such other Party and take such actions as shall be reasonably requested by such other Party in order to prevent or limit such required disclosure.

         7.6.     FURTHER ASSURANCES.

         The Parties shall cooperate and shall use their reasonable best efforts to take, or to cause to be taken, and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including, without limitation, using their reasonable best efforts to satisfy, or to cause to be satisfied, all of the conditions set forth in Articles V and VI hereof. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably requested by the other Party to make effective the transactions contemplated hereby. In the event that consents, approvals or other authorizations or other acts contemplated by this Agreement have not been fully effected as of Closing, the Parties will continue after the Closing, without further consideration, to use their reasonable best efforts to carry out such transactions; provided, however, in the event that certain approvals, consents or other necessary documentation cannot be secured, then the Party having legal responsibility, ownership or other control shall act on behalf of the other Party, without further consideration, to effect the essential intention of the Parties with respect to the transactions contemplated by this Agreement.

         7.7.     KNOWLEDGE OF BREACH; CURRENT INFORMATION.

         Each Party shall advise the other Parties in writing promptly after obtaining knowledge thereof (and in any event prior to the Closing) of (i) the occurrence of any event which renders any of such Party's representations or warranties set forth herein inaccurate in any material respect or the awareness of such Party that any representation or warranty set forth herein was not accurate in all material respects when made; and
(ii) the failure of such Party to comply with or accomplish any of the covenants or agreements set forth herein in any material respect. Between the date hereof and the Closing Date, Sellers will also cause the Company to provide Buyer promptly on becoming available copies of all operating reports and financial statements prepared by or for the Company. If any of the information disclosed on any of the Schedules of a Party hereto is (or becomes) incorrect, such Party shall prepare and deliver to the other Parties updated Schedules promptly after discovering same and prior to the Closing. If any matter arises after the date hereof which, had such matter existed or occurred on or prior to the date hereof, would have been required to have been disclosed on a Party's Schedules hereto, such Party shall prepare and deliver to the other Parties supplemental Schedules prior to Closing. Any updated or supplemental Schedules delivered pursuant to this
Section 7.7 shall be deemed to amend the delivering Party's Schedules hereto, but shall not be effective for the purposes of Sections 5.1 or 6.1 hereof.

         7.8.     TAX MATTERS.

         (a) Sellers will cause to be prepared and filed, all Tax Returns (including final returns) for the Company that are due after the Closing Date for taxable periods which end on or before the Closing Date. Sellers will pay, or caused to be paid, all Taxes required to be paid with respect to such Tax Returns (unless otherwise accrued for on the Closing Balance Sheet), provided that such payment obligation shall not limit Seller's rights pursuant to Section 2.8 of this Agreement. Sellers will be responsible for reporting and paying the Taxes due for any income passed through to them for any taxable period of the Company that ends (or ended) on or before the Closing Date (the "Pre-Closing Tax Period") by reason of the
Company's partnership Tax status prior to the Closing. Buyer will cause the Company to prepare and file all Tax Returns for taxable periods ending after the Closing Date.

         (b) With respect to any taxable period that would otherwise include but not end on the Closing Date, to the extent permissible pursuant to applicable Law, Sellers will, and Buyer will cause the Company to, take all steps as are or may be reasonably necessary, including, without limitation, the filing of elections or returns with applicable taxing authorities, to cause such period to end on the Closing Date. In any case where applicable Law does not permit the Company to close its taxable year on the Closing Date, then
Taxes, if any, attributable to the taxable period of the Company that includes the Closing Date shall be allocated to Sellers for that portion of the taxable period up to and including the Closing
Date and to the Buyer for that portion of the taxable period subsequent to the Closing Date and the Sellers and Buyer shall each be responsible for reporting and paying the Taxes due for any such Tax liability (except, in the case of the Sellers, for any Tax liability accrued on the Closing Balance Sheet) allocated to them. Sellers shall have access to such information as Sellers may reasonably request (including access to books, records and personnel) pursuant to Section 7.2(b) in order for the operations of the Company to be properly reported in Tax Returns, for the preparation for any Tax audit or for the prosecution or defense of any claims, suit or proceeding relating to Taxes for any Pre-Closing Tax Period and to determine any allocation of income between Buyer and the Sellers pursuant to this Section 7.8(b).

         (c) With respect to any Tax Return of the Company proposed to be filed by Sellers after the Closing Date for a taxable period that ends on or before the Closing Date, Sellers shall provide Buyer and its authorized representatives with copies of such completed Tax
Return at least thirty (30) days prior to the due date for the filing of such Tax Return, and Buyer and its authorized representatives shall have the right to review such Tax Return prior to the filing thereof.

         (d) Sellers and Buyer shall cooperate as and to the extent reasonably requested by any other Party hereto, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and (ii) to give any other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

         7.9. ALLOCATION OF PURCHASE PRICE; ORDINARY INCOME TAX PRICE INCREASE COMPUTATION.

         (a) For Tax purposes, Sellers will report the purchase of Interests as a liquidation due to partnership termination followed by a sale of assets of the Company. Each Seller shall include any income, gain, loss, deduction or other tax items for the taxable period ending on the Closing Date on such Seller's Tax Returns in a manner consistent with the Form K-1s (or their equivalent) prepared in accordance with this Section 7.9.

         (b) The Sellers and the Buyer shall use their best efforts to mutually agree upon the initial determination of the allocation among the assets of the Company of the Purchase Price no later than thirty (30) days after the final determination (by agreement or otherwise) of the Closing Balance Sheet in accordance with Section 2.6. Such allocation shall be made in accordance with the applicable sections of the Code and the regulations thereunder. If Buyer and each of the Sellers are unable to agree upon such determination or allocation within such time period, then such determination and allocation shall be made by the Accountant pursuant to Section 7.9(g) below. When finally determined hereunder (whether by agreement or otherwise) such asset allocation shall be binding upon each of the Sellers and the Buyer for all purposes (including accounting purposes, financial and regulatory reporting purposes and Tax purposes) and the Parties each agree to follow such asset allocation for their respective Income Tax reporting of the consequences of the transactions contemplated hereunder.

         (c) At least sixty (60) days prior to the latest permissible date for filing the Sellers' Tax Returns which include the taxable period ending on the Closing Date, Sellers shall deliver copies of their Tax Returns to Buyer for its review.

         (d) Each of the Sellers and the Buyer shall comply fully with all filing and other requirements and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns.

         (e) No later than thirty (30) days after a final determination of the matters described in Section 7.9(b), Buyer shall cause the Accountant to prepare initial computations of the Ordinary Income Tax Price Increase and deliver them to the Sellers. Such initial computations shall be final and binding on all of the Parties, unless a notice of disputed items is delivered by Sellers to Buyer within thirty (30) days of the receipt of the computations from Buyer ( in which event the provisions of Section 7.9(g) shall apply), or until and unless revised by a later recomputation by the Accountant. Buyer shall pay to each of the Sellers their respective amounts of the initial computation of the Ordinary Income Tax Price Increase within five (5) business days of the earlier of (i) the expiration of the thirty
(30) day period following receipt of the initial computations or (ii) the date on which the Sellers accept in writing such computations.

         (f) The Buyer promptly shall cause the Accountant to prepare a recomputation of the Ordinary Income Tax Price Increase upon notice to Buyer that such a recomputation is necessary to reflect a change to the Tax liability incurred by the Sellers by reason of a redetermination by a taxing authority of the amount of ordinary income or short term capital gain realized by the

Sellers from the receipt of the Purchase Price or the Ordinary Income Tax Price Increase that is inconsistent with the most recent computations. Subsequent payments between the Parties as a result of any subsequent adjustments to the Ordinary Income Tax Price Increase amount shall be made within five (5) business days after the date that a revised computation of the Ordinary Income Tax Price Increase is determined by the Accountant and provided to the Parties.

         (g) If there shall be a dispute between the Parties regarding any matters concerning the allocation of the Purchase Price or the Ordinary
Income Tax Price Increase computations contemplated by Section 2.8 and this
Section 7.9, and the dispute is not resolved within the 20-day period after such dispute arises, the dispute shall be referred to the Accountant. The Accountant shall finally determine, as soon as practicable, all points of disagreement with respect to the submitted matter. Buyer shall submit any statement of its position to the Accountant no later than seven (7) days after such referral. Sellers shall have fourteen (14) days after such referral to submit their proposed revision of the position urged by the Buyer. The Accountant shall apply the terms of Section 2.8 and this Section 7.9, and shall render a decision within twenty-five (25) days after the matter is referred to the Accountant. Any payments from Buyer to the Sellers or from the Sellers to Buyer required by this Section 7.9(g) shall be made within five (5) business days after the Accountant renders its decision. The fees and expenses of the Accountant shall be allocated between and paid by the Parties in proportion to the extent either Party did not prevail on the points of disagreement.

         7.10.    CERTAIN LIABILITIES; TRANSFERS.

         Prior to the Closing, the Company and the Sellers shall take all action as is necessary to cause any notes or receivables due to the Company from the Sellers or the Company's officers or managers to be cancelled or otherwise extinguished. Further, the Company and the Sellers agree to use commercially reasonable efforts prior to the Closing to do all such acts and undertakings as are necessary to cause title to the Excluded Assets to be transferred to the Sellers and to cause the Company to be released from any and all liabilities, obligations and Liens related to the Excluded Liabilities.

         7.11.    DEFINED BENEFIT PENSION PLAN.

         Effective January 23, 2001, the Company amended its non-contributory, defined benefit pension plan ("Defined Benefit Plan"), closing such plan to future participants and ceasing the accrual of non-top heavy benefits for existing participants. Between the date of this Agreement and Closing, the Sellers will endeavor to cause the Company to pay out in cash ("DB Payout") any and all existing employee obligations under the Defined Benefit Plan as indicated on Schedule 7.11. In the event that the DB
                                     -------------
Payout does not occur prior to Closing and the Defined Benefit Plan's assets are less than its liabilities at the time of the DB Payout, the Sellers will remit in cash the amount of such deficiency to the Buyer within thirty (30) days of the DB Payout. In the event that the Defined Benefit Plan's assets exceed its liabilities at the time of the DB Payout, the Buyer will remit (or cause to be remitted) in cash the amount of such excess to the Sellers in accordance with the Operating Agreement Distribution Formula within thirty (30) days of the DB Payout.

         7.12.    EMPLOYEE BONUSES.

         Prior to the Closing Date, the Company shall determine the amount of bonuses that will be awarded to certain employees of the Company in recognition of their efforts on behalf of the

Company prior to the Closing Date (the "Employee Bonuses"). The amount of the Employee Bonuses allocated to each designated employee will be payable by the Company on the first (1st) anniversary date of the Closing Date.
All such payments shall be subject to customary withholding. The Employee Bonuses will be submitted to the Management Committee of the Company and the Sellers for requisite manager and member approval prior to the Closing, and certified copies of such resolutions approving the Employee Bonuses shall be provided to Buyer at Closing. Buyer covenants and agrees that the payment of the Employee Bonuses will remain an obligation of the Company following the Closing Date and Buyer covenants and agrees to pay or cause the Company to make the payment of the Employee Bonuses in accordance with the terms hereof.

         7.13.    COLLECTION OF ACCOUNTS RECEIVABLE.

         With respect to all of the billed accounts receivable of the Company existing as of the Closing (collectively the "Accounts Receivable"), the Company shall use commercially reasonable collection efforts in order to attempt to collect all of such Accounts Receivable within one (1) year of the Closing Date. If any of the Accounts Receivable (net of the allowance for doubtful accounts established on the Closing Balance Sheet) have not been collected by the Company by the first anniversary date of the Closing Date (the "Uncollected Receivables"), then the Sellers shall be liable to Buyer for the amount of any such Uncollected Receivables to the extent that they are in excess of the allowance for doubtful accounts established on the Closing Balance Sheet. In such event, the Sellers shall pay to the Buyer the difference between the aggregate amount of the Uncollected Receivables less the amount of the allowance for doubtful accounts established on the Closing Balance Sheet. After such payment by the Sellers to the Buyer, if the Company subsequently receives payment on an Uncollected Receivable after the Sellers have paid Buyer for same, Buyer will cause the Company to promptly remit to the Sellers in accordance with the Operating Agreement Distribution Formula the amount of any such payment received.

                                ARTICLE VIII.

                               INDEMNIFICATION
                               ---------------

         8.1.     INDEMNIFICATION BY SELLERS.

         Subject to the limitations of Section 8.2 below, from and after the Closing the Sellers, jointly and severally, shall indemnify and hold harmless the Buyer and the Company and each of their respective Affiliates and the directors, officers, employees, successors, permitted assigns and agents of each of them (the "Buyer Indemnified Persons") against all liabilities, losses, damages, costs and expenses reasonably and actually incurred by them as a result of:

         (a) Any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Company (other than covenants and agreements to be performed by the Company after the Closing) or Sellers under this Agreement, or any misrepresentation in any certificate or other instrument furnished or to be furnished by the Company or Sellers to the Buyer under this Agreement;

         (b)      Any of the Excluded Liabilities;

         (c)      Any inaccuracy in the disclosures set forth on Schedule 3.2;
                                                                 ------------

         (d) Any liabilities or obligations relating to the Defined Benefit Plan (not addressed under Section 7.11) or the closure thereof (including without limitation, the failure of the Defined Benefit Plan to be in compliance with applicable Laws or the failure of the Defined Benefit Plan to have sufficient assets to make the requisite payout to existing employees thereunder); and

         (e) All actions, suits, proceedings, judgments, settlement payments, fines, penalties, interest, costs and expenses (including reasonable attorneys' fees and expenses) reasonably incurred by the Company or the Buyer incident to any of the foregoing;

         provided, that any such amounts shall

                  (i) be computed considering the Tax benefit to the indemnified person arising from the indemnified matter, and

                  (ii) not include or be recoverable by any Person to the extent covered by insurance available to the indemnified person.

         8.2.     LIMITATIONS ON LIABILITY OF SELLERS.

         Notwithstanding the foregoing provisions of Section 8.1 and any other provision of this Agreement:

         (a) Buyer shall not be entitled to indemnification for any individual claim that does not exceed Fifty Thousand Dollars ($50,000) (the "Threshold"). The Sellers shall not have any requirement to make indemnification payments under this Agreement until the aggregate amount of the indemnification obligation of the Sellers hereunder shall exceed $750,000, in which case the Sellers shall only be liable for the portion of such obligation in excess of $750,000, except as set forth in Section 8.2(d) below.

         (b) The Sellers shall not have any requirement to make indemnification payments under this Agreement for breaches of representations or warranties or for breaches of covenants or agreements to be performed prior to Closing, except in respect of matters as to which the Buyer shall have asserted a claim in the manner set forth in Section 8.5 hereof within fifteen (15) months of the Closing Date, provided that (i) any claims relating to any inaccuracy in the Company's representations in Sections 3.1 or 3.2 or the Sellers' representations set forth in Sections
3.32 (a) and (b) and any claims in respect of any inaccuracy in the disclosures set forth on Schedule 3.2 shall survive the Closing
                         ------------
indefinitely, and (ii) claims in respect of the Excluded Liabilities, claims in respect of the Defined Benefit Plan, claims in respect of breaches of representations and warranties set forth in Sections 3.7, 3.13 and 3.18 hereof and claims determined by final, non-appealable judgment of a court of competent jurisdiction to arise from fraud by the Sellers and/or the Company, may be asserted at any time prior to the expiration of the applicable statutes of limitations therefor (or any extensions thereof in the case of Tax matters). Notwithstanding the foregoing, any claim that has been timely asserted by a Buyer Indemnified Person in accordance with this
Section 8.2(b) and Section 8.5 hereof shall survive past the applicable time limits set forth in this Section 8.2(b) until the final resolution of the claim.

         (c) The aggregate collective liability of the Sellers under this Agreement shall not exceed $52,683,750 except as set forth in Section 8.2(d) below and the liability of each Seller under this Agreement shall not exceed $26,341,875 in the case of Spacelink Ltd. and $26,341,875 in the case of SatCom, except as set forth in Section 8.2(d) below.

         (d) The Threshold and the minimum and maximum limitations on the Sellers' liability set forth in Sections 8.2(a) and 8.2(c) (including the maximum limitations on the liability of Spacelink Ltd. and SatCom) shall not be applicable to (i) obligations of the Sellers pursuant to Sections 2.7, 7.9(f), 7.11 and 9.7, (ii) claims in respect of the Excluded Liabilities,
(iii) any claims relating to any inaccuracy in the Company's representations set forth in Sections 3.1, 3.2, 3.7 or 3.13 or the Sellers' representations set forth in Sections 3.32(a) and (b), (iv) any claims relating to any inaccuracy in the disclosures set forth on Schedule 3.2, (v) any claims with
                                           ------------
respect to the Defined Benefit Plan, (vi) any claims with respect to the Uncollected Receivables, and (vii) any claims determined by final, non-appealable judgment of a court of competent jurisdiction to arise from fraud by the Sellers; provided, however, in no event shall the aggregate indemnification liability of the Sellers exceed the amount of the Purchase Price.

         8.3.     INDEMNIFICATION BY BUYER.

         Subject to the limitations of Section 8.4 below, from and after the Closing the Buyer shall indemnify and hold harmless the Sellers and their respective heirs, legal representatives, successors and assigns (the "Sellers Indemnified Persons") against all liabilities, losses, damages, costs and expenses reasonably and actually incurred by them as a result of:

         (a) Any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Buyer (or any non-fulfillment of any agreement or covenant of the Company after the Closing) under this Agreement, or any misrepresentation in any certificate or other instrument furnished or to be furnished by the Buyer to the Sellers under this Agreement;

         (b) Ownership and operation of the Business after the Closing Date (except for any events, occurrences or matters for which the Buyer or the Company is entitled to be indemnified by the Sellers under this Agreement);

         (c) The failure by the Company or Buyer to timely pay the Employee Bonuses; and

         (d) All actions, suits, proceedings, judgments, settlement payments, fines, penalties, interest, costs and expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing;

         provided, that any such amounts shall

                  (i) be computed considering the Tax benefit to the indemnified person arising from the indemnified matter, and

                  (ii) not include or be recoverable by any Person to the extent covered by insurance available to the indemnified person.

         8.4.     LIMITATIONS ON LIABILITY OF BUYER.

         Notwithstanding the foregoing provisions of Section 8.3 and any other provision of this Agreement:

         (a) The Sellers shall not be entitled to indemnification for any individual claim that does not exceed the Threshold. The Buyer shall not have any requirement to make indemnification payments under this Agreement until the aggregate amount of the indemnification obligation of the Buyer hereunder shall exceed $750,000, in which case the Buyer shall only be liable for the portion of such obligation in excess of $750,000, except as set forth in Section 8.4(d) below.

         (b) The Buyer shall not have not have any requirement to make indemnification payments under this Agreement for breaches of representations or warranties or for breaches of covenants or agreements to be performed prior to Closing except in respect of matters as to which the Sellers shall have asserted a claim in the manner set forth in Section 8.5 hereof within fifteen (15) months after the Closing Date, provided that claims determined by final, non-appealable judgment of a court of competent jurisdiction to arise from fraud by Buyer may be asserted at any time prior to the expiration of the applicable statutes of limitations therefor. Notwithstanding the foregoing, any claim that has been timely asserted by a Seller Indemnified Person in accordance with this Section 8.4(b) and Section
8.5 hereof shall survive past the applicable time limits set forth in this
Section 8.4(b) until the final resolution of the claim.

         (c) The aggregate liability of the Buyer under this Agreement shall not exceed $4,200,000 except as set forth in Section 8.4(d) below.

         (d) The Threshold and the minimum and the maximum limitations on the Buyer's indemnification liability set forth in Sections 8.4(a) and 8.4(c) shall not be applicable to any (i) obligations of the Buyer pursuant to Sections 2.2(b)(iii), 2.7, 7.11, 7.13, 8.3(b) and 9.7, (ii) claims determined by final, non-appealable judgment of a court of competent jurisdiction to arise from fraud by Buyer, (iii) claims arising from the failure of the Company or the Buyer to pay the amount of the Ordinary Income Tax Price Increase set forth under Sections 2.8 and 7.9, or (iv) claims arising from the failure of the Company or the Buyer to pay the Employee Bonuses in accordance with the provisions of Section 7.12.

         8.5.     NOTICE OF CLAIM.

         In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Sellers seek indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the "Indemnified Party") shall give reasonably prompt written notice to the Party from which it seeks indemnification (the "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The Parties shall attempt for not less than thirty
(30) days to negotiate a mutually satisfactory resolution of such matter. In the event the Parties are not able to agree on a mutually satisfactory resolution, either Party may seek to resolve the dispute by litigation in any court of competent jurisdiction.

         8.6.     RIGHT TO CONTEST CLAIMS OF THIRD PERSONS.

         If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an indemnified person hereunder (a "Third Person"), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The
Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, control the defense of or settle the claim alleged by such Third Person (a "Third-Person Claim"); the

Indemnified Party may thereafter participate in (but not control) the defense of any such Third-Person Claim with its own counsel at its own expense. If the Indemnifying Party shall fail to assume the defense of any such Third-Person Claim,

         (a) the Indemnified Party, in good faith, may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving at least thirty (30) days' advance notice of any proposed settlement to the Indemnifying Party and receiving the Indemnifying Party's prior written consent, which may not be unreasonably withheld, on such terms as the Indemnified Party, in good faith, may deem appropriate, and

         (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third-Person Claim and shall cooperate in the defense thereof.

         8.7.     EXCLUSIVE REMEDY.

         Except as otherwise expressly set forth in this Agreement, the provisions of this Article VIII shall constitute the sole and exclusive remedy of the Parties from and after the Closing with respect to any claims resulting from or arising out of the provisions of this Agreement or the transactions contemplated hereby, other than claims determined by final, non-appealable judgment of a court of competent jurisdiction to arise from fraud.

                                 ARTICLE IX.

                          MISCELLANEOUS PROVISIONS
                          ------------------------

         9.1.     TERMINATION OF THE AGREEMENT; EFFECT OF TERMINATION.

         This Agreement may be terminated at any time prior to the Closing
Date:

         (a)      by mutual written agreement of the Parties,

         (b) by any Party if the Closing shall not have occurred on or before February 28, 2005,

         (c) by (i) the Company or Sellers if Buyer shall violate any of its obligations hereunder in any material respect and if such violation shall not be corrected within ten (10) days following delivery of a written notice of such violation from the Company or Sellers, as the case may be, to Buyer, or (ii) by Buyer if the Company or Sellers shall violate any of their respective obligations hereunder in any material respect and if such violation shall not be corrected within ten (10) days following delivery of a written notice of such violation from Buyer to the Company or Sellers, as the case may be, or

         (d) by any Party if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable, final judgment, injunction, order or decree of any court or Government body having competent jurisdiction.

         In the event of termination of this Agreement pursuant to this
Section 9.1, (i) written notice thereof shall be given by the Party terminating to each other Party hereto, (ii) this Agreement (other than Article 9 and Section 7.5, which shall survive any such termination) shall forthwith become null, void and of no further force or effect, and (iii) there shall be no liability on the part of any Party hereto or their respective officers and directors to any other Party hereto; provided that no such termination shall relieve any Party from liability for any knowing and intentional breach of such Party's representations, warranties, covenants or agreements hereunder.

         9.2.     NOTICE.

         All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered to the recipient Party by recognized courier service, fax transmission (with confirmation of receipt) or by registered or certified mail (postage prepaid, return receipt requested), and addressed to the applicable address set forth below or such other address as may be designated in writing hereafter by the recipient
Party:

         If to Buyer:

         Engineered Support Systems, Inc.
         201 Evans Lane
         St. Louis, Missouri 63121-1126
         Attn:  Gary C. Gerhardt, Vice Chairman and CFO
         Fax: (314) 553-4997

         With copies to:

         David D. Mattern, Esquire
         General Counsel
         c/o Engineered Support Systems, Inc.
         201 Evans Lane
         St. Louis, Missouri 63121-1126
         Fax: (314) 553-4320

         Wittner, Poger, Spewak, Maylack & Spooner, P.C.
         7733 Forsyth Blvd., Suite 2000
         St. Louis, Missouri 63105
         Attn: David S. Spewak, Esquire
         Fax: (314) 862-5741

         If to Sellers:

         Spacelink International Ltd.               Satcomsolutions LLC
         337 River Bend Road                        337 River Bend Road
         Great Falls, VA  22066                     Great Falls, VA  22066
         Attn: Laura Hoernig Rhodes                 Attn: Laura Hoernig Rhodes
         -----                                      -----
         Fax:  (703) 757-7640                       Fax:  (703) 757-7640

         If to the Company:

         Spacelink International LLC
         45975 Nokes Blvd., Suite 145
         Dulles, VA  20166
         Attn:  President
         ----
         Fax:   (703) 433-1243

         With copies to:

         BB&T Capital Markets
         Corporate Finance
         8133 Leesburg Pike, Suite 460
         Vienna, VA  22182
         Attn:  Mr. John C. Hagan
         ----
         Fax:  (703) 748-1209

         Womble Carlyle Sandridge & Rice, PLLC
         8065 Leesburg Pike, Fourth Floor
         Vienna, VA  22182
         Attn: Keith J. Mendelson, Esq.
         ------
         Fax:  (703) 918-2261

         9.3.     ENTIRE AGREEMENT.

         This Agreement and the Schedules and the Exhibits hereto constitute the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to such subject matter including, without limitation, the Letter of Intent dated November 1, 2004 from Buyer to Mr. John C. Hagan, BB&T Capital Markets.

         9.4.     ASSIGNMENT; BINDING AGREEMENT.

         This Agreement and the rights and obligations arising hereunder shall be binding upon and shall inure to the benefit of the Parties and to their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by any of the Parties without the prior written consent of the other Parties, except that Buyer may, without the consent of the Sellers or the Company, assign its interest in this Agreement to a subsidiary of Buyer provided that in such instance, Buyer shall remain primarily liable for all obligations under this Agreement.

         9.5.     COUNTERPARTS.

         This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         9.6.     HEADINGS; INTERPRETATION.

         The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to "days," unless otherwise indicated, are to consecutive calendar days. All of the Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein shall be construed against any Party.

         9.7.     EXPENSES; TRANSFER AND SALES TAX.

         Each Party shall bear its (or their) own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees and expenses of attorneys, accountants, consultants, investment bankers, the parties listed on Schedule 3.21 and
                                                       -------------
Schedule 4.4 and other financial advisors; it being understood, however,
------------
that all fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement shall be borne by the Sellers. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (and including any penalties and interests) imposed in connection with the purchase and sale of the Interests hereunder shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and if required by applicable Law, the Buyer and the Company should join in the execution of any such Tax Return and other documentation.

         9.8.     SPECIFIC PERFORMANCE.

         The Parties hereto agree that if any of the provisions of Article
II hereof that were to be performed prior to or at the Closing were not performed in accordance with their specific terms or were otherwise materially breached, irreparable damage would occur, no adequate remedy at law would exist and damage would be difficult to determine, and that, in addition to any other remedy to which the Parties may be entitled hereunder in connection with such nonperformance or material breach, the Parties shall be entitled to specific performance of the terms thereof and injunctive relief, without the necessity of proving money damages as an inadequate remedy.

         9.9.     GOVERNING LAW.

         This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Missouri, without reference to its choice of law rules.

         9.10.    NO THIRD PARTY BENEFICIARIES.

         No provision of this Agreement is intended to confer upon any Person other than the Parties and the Company any rights or remedies hereunder.

         9.11.    AMENDMENTS AND WAIVERS.

         Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against which the waiver is to be effective.

         9.12.    SURVIVAL OF COVENANTS.

         The covenants and agreements to be performed by the Parties after the Closing shall continue and survive the Closing in accordance with their terms.

         9.13.    SEVERABILITY.

         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                      [Signatures Follow on Next Page]

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

                   ENGINEERED SUPPORT SYSTEMS, INC.

                      By:
                          -------------------------------------
                          Gary Gerhardt, Vice Chairman of
                          Administration and Chief Financial
                          Officer

                                   "BUYER"

                   SPACELINK INTERNATIONAL LTD.

                      By:
                          -------------------------------------
                          Name:   Otto W. Hoernig, Jr.
                          Title:      President

                   SATCOMSOLUTIONS LLC

                      By:
                          -------------------------------------
                          Name:   Otto W. Hoernig, Jr.
                          Title:      President


                                    "SELLERS"

                   SPACELINLK INTERNATIONAL LLC

                      By:
                          -------------------------------------
                          Name:   Otto W. Hoernig, Jr.
                          Title:      President


                                     "COMPANY"

                                   JOINDER
                                   -------

         The undersigned, being the principal owners of the Sellers, hereby join in this Agreement solely to guarantee the due and punctual performance by the Sellers of their obligations, covenants and agreements under this Agreement, including the obligation of the Sellers to indemnify the Buyer and the Buyer Indemnified Persons under Article VIII of this Agreement. The foregoing guarantee is absolute and unconditional, is not subject to any defense or offset, lack of consideration or similar defense and, in connection herewith, the undersigned hereby waive any suretyship defenses which they otherwise might have or assert in the event of enforcement hereof, and the obligations of the undersigned shall survive the Closing in the same manner and to the same extent as the obligations of the Sellers hereby guaranteed. The undersigned hereby acknowledge that the Buyer has made the execution of this Joinder a pre-condition of its execution of this Agreement. The obligations of the undersigned under this Joinder shall be joint and several provided that the liability of each of the undersigned for the Sellers' obligation under this Agreement shall not exceed the product of $52,683,750 multiplied by the percentage set opposite each of the undersigneds' names, below. The foregoing limitation on the liability of the undersigned in the preceding sentence, however, shall not be applicable to those matters for which the Sellers' limitations on liability are not applicable under Section 8.2(d) of this Agreement. Notwithstanding anything to the contrary herein, the aggregate liability of the undersigned under this Joinder shall not exceed the amount of the Purchase Price nor shall the aggregate liability of each of the undersigned under this Joinder exceed the product of the amount of the Purchase Price multiplied by the percentage set opposite each of the undersigneds' names, below.

                            -------------------------------------
                            Otto W. Hoernig, Jr. (32.5%)

                            -------------------------------------
                            Juanita S. Hoernig (20%)

                            -------------------------------------
                            Otto W. Hoernig III (17.5%)

                            -------------------------------------
                            Laura Hoernig Rhodes (17.5%)

                            -------------------------------------
                            Dr. Des R. Sood (12.5%)


TABLE OF SCHEDULES AND EXHIBITS
Schedule 1.18.............................................Persons with Knowledge
Schedule 2.2(b)(i)........................................Operating Agreement Distribution Formula
Schedule 2.8..............................................State(s) of Residence of Sellers
Schedule 2.9(a)...........................................Excluded Assets
Schedule 2.9(b)...........................................Other Excluded Liabilities
Schedule 3.2..............................................Capitalization and Related Matters
Schedule 3.3..............................................Company Existence and Qualification
Schedule 3.4(a) ..........................................Financial Statements
Schedule 3.4(b)...........................................Change in Condition
Schedule 3.4(c)...........................................Company Projections
Schedule 3.5..............................................Property
Schedule 3.6..............................................Managers and Officers
Schedule 3.7 .............................................Taxes
Schedule 3.8..............................................Accounts Receivable - Disputed Matters
Schedule 3.9..............................................Inventories
Schedule 3.10.............................................Absence of Certain Changes
Schedule 3.11.............................................No Breach of Law or Governing Document
Schedule 3.12.............................................Litigation
Schedule 3.13.............................................Environmental Matters
Schedule 3.14(a)..........................................List of Material Contracts
Schedule 3.14(b)..........................................Material Contracts - Defaults, Consents, Etc.
Schedule 3.14(c)..........................................Material Contracts - Affiliates
Schedule 3.14(d)..........................................Legal Services
Schedule 3.15.............................................Government Contracts
Schedule 3.15(a)..........................................Government Contracts - Identification
Schedule 3.15(b)..........................................Government Contracts - Audits, Etc.
Schedule 3.15(c)..........................................Government Contracts - Suspensions
Schedule 3.15(d)..........................................Government Contracts - Investigations
Schedule 3.15(e)..........................................Government Contracts - Claims, Etc.
Schedule 3.15(f)..........................................Government Contracts - Test Results
Schedule 3.15(h)..........................................Customer Furnished Property
Schedule 3.15(i)..........................................Security Clearances
Schedule 3.15(k)..........................................IR&D Expenses
Schedule 3.16(a)..........................................List of Certain Intellectual Property
Schedule 3.16(b)..........................................Intellectual Property - Infringement
Schedule 3.17(a)..........................................Labor Agreements
Schedule 3.17(b)..........................................Labor Matters - Miscellaneous Matters
Schedule 3.17(c)..........................................List of Employees, Compensation, Etc.
Schedule 3.18(a)..........................................Employee Benefit Matters - Plans
Schedule 3.18(d)..........................................Prohibited Transactions
Schedule 3.18(e)..........................................Retiree Benefits
Schedule 3.18(g)..........................................Severance/Termination Benefits
Schedule 3.19.............................................Product Liability
Schedule 3.20.............................................Landlord Consents and Other Approvals

                                               55

Schedule 3.21.............................................Brokers, Finders - Sellers
Schedule 3.23.............................................Bank Accounts
Schedule 3.25.............................................Insurance
Schedule 3.28.............................................Back Charges, Rebates, etc.
Schedule 3.29.............................................Quote Log
Schedule 3.30.............................................Undisclosed Liabilities
Schedule 3.32(a)..........................................Ownership of Sellers
Schedule 4.3..............................................Other Buyer Required Consents - Governmental
Schedule 4.4..............................................Brokers, Finders - Buyer
Schedule 4.5..............................................No Breach of Law or Governing Document
Schedule 5.6..............................................Resignations
Schedule 7.11.............................................DB Payout to Employees

Exhibit A.................................................Form of Assignment and Assumption Agreement
Exhibit B.................................................Form of Sellers' and Company's Opinion
Exhibit C-1...............................................Form of Employment Agreement for President
Exhibit C-2...............................................Form of Employment Agreement for Vice Presidents
Exhibit D.................................................Form of Consulting Agreement
Exhibit E.................................................Form of Non-Compete Agreement
Exhibit F.................................................Form of Buyer's Opinion
Exhibit G.................................................Form of Registration Rights Agreement

                                      56

                                  EXHIBIT B

                   FORM OF SELLERS' AND COMPANYS' OPINION

This document to be mutually agreed upon by the Parties and their counsel prior to Closing.



                                  EXHIBIT F

                           FORM OF BUYER'S OPINION

This document to be mutually agreed upon by the Parties and their counsel prior to Closing.


                                  EXHIBIT G

                    FORM OF REGISTRATION RIGHTS AGREEMENT

This document to be mutually agreed upon by the Parties and their counsel prior to Closing.